UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SCIO DIAMOND TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock

(2)	Aggregate number of securities to which transaction applies: 1,250,000

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Debt Acquired and Cancelled or Assumed (secured and unsecured) approximately $3,500,000, plus book value of acquirer stock (no market) – 1,250,000 shares x .001 book value = $1,250.

(4)	Proposed maximum aggregate value of transaction: $3,501,250

(5)	Total fee paid: $________

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCIO DIAMOND TECHNOLOGY CORPORATION
411 University Ridge, Suite 110

Greenville, SC 29601

Dear Stockholder,

We are pleased to invite you to attend a special meeting of the stockholders of Scio Diamond Technology Corporation, which we refer to as Scio or the Company, which we will be held at our offices located at 411 University Ridge, Suite 110, Greenville, SC 29601, on Friday, June 7, 2019 at 9:00 a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to authorize the proposed sale, which we refer to as the sale transaction, of Scio’s assets to Adamas One Corp, a Nevada Corporation, which we refer to as Adamas, pursuant to the terms of the Amended Asset Purchase Agreement, dated as of January 31, 2019, between SCIO and Adamas, which we refer to as the Asset Purchase Agreement. Specifically, under the Asset Purchase Agreement, we have agreed to sell to Adamas all of the assets of Scio. We estimate that the purchase price or consideration that Adamas will pay or cause to be paid in the sale transaction is approximately $5.8M in cash and Adamas stock.

Before turning to additional information or detail with respect to the proposed transaction, the Company wishes to provide additional detail surrounding the state of the business. As many stockholders will be aware based on information previously shared and disclosed, the business has struggled to turn the corner over the past several years.

When control of the Company transitioned in 2014, the Company had roughly $3.4 million in outstanding liabilities and debt and a cash balance of approximately $2,000, as well as ongoing investigations by the Securities and Exchange Commission and the Department of Justice into the conduct of certain prior directors. Those investigations resulted in the criminal indictment of one such director.

Nevertheless, the Company believed that its intellectual property, expertise and technical know-how remained sound and preserved the potential for success. In this spirit, the Company worked hard to continue to enhance its processes and the quality of the goods produced combined with the establishment of a robust sales channel for distribution. Such efforts required the continued infusion of capital. To this end, with the exception of one director appointed by the former control group, the Board joined in the efforts of many existing and new stockholders in infusing additional capital into the Company. At its conclusion, the Company raised $5.7 million in additional capital since the Company transitioned control, of which the existing directors accounted for 12%.

Although the Company made substantial progress in these efforts, it struggled to finally turn the tide against the debt and liabilities and capital structure inherited. One of the key distribution channels also failed to successfully create traction for Scio’s colored stones. Given these continuing struggles along with the downward pressure created on the stock price caused by the substantial sales of former directors prohibiting our ability to raise additional capital, the Company expanded its efforts to look to additional paths to maximizing value for the stockholders, including efforts to license or otherwise develop continuing revenues from its core intellectual property. During this time period, the Board of Directors has evaluated any and all opportunities, including potential sale transactions, that would maximize stockholder value. We would also note that throughout the period since the transition of control in 2014, no director received compensation, equity incentives or any other remuneration for their service to the Company. Frequently, the directors paid for their personal travel on behalf of the Company. Nonetheless, the directors have been persistent in their efforts on behalf of the Company.

During the course of these efforts, the Board of Directors considered a number of different transactions that were presented. In evaluating these options, the Board sought and pursued proposals that (1) would maximize the amount of value for the Company at close in the interests of all stakeholders, (2) came from an entity or group that had the resources to grow the business going forward, and (3) also presented stockholders with the opportunity to benefit from the business going forward in the event the acquiring entity could successfully achieve the potential believed to exist in the business. These efforts culminated in the current proposed transaction presented to the stockholders and upon which the stockholders are entitled to vote at the upcoming special meeting.

The proposed transaction is anticipated to produce approximately $4 million in cash for the Company to satisfy outstanding liabilities, including both secured and unsecured debts. In addition, the buyer intends to infuse the business with $5 + million in additional capital and resources to grow the business. And finally, the Company will receive 900,000 shares of the successor entity which the Company intends to hold indefinitely in order to permit the stockholders to benefit from the business going forward. The Company expects that, if ultimately distributed to stockholders, the stock will be in a public traded entity, at some future date.

The Company has also provided unaudited financial information through June, 2018. Normally the Company would provide audited financial statements, however it does not have the financial resources available to have audited financial statements prepared. The absence of audited financial statements may preclude a stockholder from evaluating the risks attendant with the proposed transaction and whether the proposed transaction may in fact be favorable for the stockholders or Company. If you feel that such information is important to your decision, you should vote against the transaction.

Our Board of Directors has (i) determined that the sale transaction agreements and the sale transaction are expedient and for the best interests of Scio and its stockholders, (ii) approved the sale transaction agreements and the sale transaction, and (iii) directed that the sale transaction be submitted for consideration by the stockholders at the special meeting. Our Board of Directors recommends that stockholders vote “FOR” the sale transaction. If the sale transaction is not approved, it is likely the Company will be unable to continue operations going forward.

We encourage you to read the enclosed proxy statement and the annexes and exhibits to the proxy statement carefully in their entirety.

Your vote is important, regardless of the number of shares you own. We cannot complete the sale transaction unless it is approved by the holders of a majority of the outstanding shares of Scio common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, you are urged to submit your proxy as soon as possible electronically over the Internet, by telephone, or, if you received a printed copy of the proxy materials, by marking, signing, and dating the enclosed proxy card and returning it in the envelope provided today. No postage need be affixed if the proxy card is mailed in the United States. Submitting a proxy will not limit your right to attend the special meeting.

Thank you for your continued support.

Very truly yours,

/s/ Bern McPheely

Bern McPheely
Executive Chairman of the Board of Directors

Notice of Special Meeting of Stockholders

Scio Diamond Technology Corporation’s Board of Directors invites you to attend in person or in proxy a Special Meeting of Stockholders on Friday June 7, 2019 at 9:00 at the Company’s headquarters. Your Vote is important. Please read this document thoroughly and vote your shares.

Whether or not you plan to attend the Meeting in person, please submit voting instructions for your shares promptly using your proxy card, to vote by one of the following methods: (1) over the Internet, by accessing the website address www.aalvote.com/SCIO; (2) by telephone, by calling the toll-free telephone number 1 (866) 804-9616; or (3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

Best Regards,

/s/ Gerald McGuire

Gerald McGuire

President/CEO

i

SCIO DIAMOND TECHNOLOGY CORPORATION
Principal Executive Office: 411 University Ridge, Suite 110

Greenville, SC 29601

Proxy Statement for Special Meeting of Stockholders

to be Held on June 7, 2019 at 9:00am EDT

We are furnishing this Proxy Statement to stockholders (“Stockholders”) of record of Scio Diamond Technology Corporation (“Scio” or the “Company”) in connection with the solicitation of proxies for use at the 2018 Special Meeting of stockholders to be held at the company headquarters at 411 University Ridge, Suite 110, Greenville SC, on Friday June 7, 2019 at 9:00 am local time, and at any adjournments or postponements thereof (the “Special Meeting”).

At the Special Meeting, the Stockholders will be asked to:

Proposal 1. Approve the Amended Asset Purchase Agreement between the Company and Adamas One Corp., dated as of January 31, 2019, and the related documents, providing for the sale of substantially all of the assets of the Company to Adamas One Corp. pursuant to the Amended Asset Purchase Agreement.

To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Recommendations of Our Board of Directors

Our Board recommends that you vote your shares as follows:

FOR the approval of the Amended Asset Purchase Agreement between the Company and Adamas One Corp., dated as of January 31, 2019, and the related documents, providing for the sale of substantially all of the assets of the Company to Adamas One Corp. pursuant to the Amended Asset Purchase Agreement.

To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Persons Making the Solicitation

We, on behalf of the Board of Directors, are soliciting proxies in connection with the Special Meeting. The Company will bear the costs of the solicitation. In addition to the solicitation of proxies by mail, proxies may also be solicited by our directors, officers, and employees in person or by telephone, e-mail or fax, for which they will receive no additional compensation. We will also reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to Stockholders.

SUMMARY TERM SHEET OF PROPOSED TRANSACTION

Adamas One Corp. (“Adamas”) desires to purchase substantially all of the Scio Diamond Technology Corporation (“Scio” or the “Company”) assets and intellectual property. Adamas expects to invest and to re-establish leadership in the chemical vapor deposition diamond growing market.

Deal Terms:

Cash and Stock in Adamas. A total of $3.55 million in cash (for payment of secured debt) and 1,250,000 shares of the new company Adamas. 350,000 shares are to be converted to cash within approximately 20 days after Closing (at $2.00 per share) to satisfy unsecured creditors. The remaining 900,000 shares are to be held by Scio, at the Scio Board of Directors discretion.

Stakeholder Summary:

Stake Holder Class	Terms	Comment - Additional detail

Secured Debtholders

Heritage Gemstone Investors, LLC (“HGI”): $3.3 million debt and accrued interest to be settled by $1.85 million cash payment at deal close, with additional $1.2 million to be paid 18 months after close. Additional payment is secured with 350,000 shares of Adamas stock

Debt to be acquired and assumed by Adamas.

	Other secured debt holders: $250,000 debt settled by $125,000 cash payment at deal close, Additional payment of $125,000 18 months after close. Additional payment is not secured.	Five Officers and Directors hold $165,000 of this $250,000 secured debt. Funds will be distributed Pro Rata to the group.

Unsecured Creditors

Approximately $3 million in unsecured debt to be settled with $700,000 in cash within approximately 20 days after closing.

Cash to be provided by private third party purchase of 350,000 shares of Adamas stock at no less than $2.00 per share.

Adamas to pay 50% of back rent, negotiate county taxes and assume certain operational liabilities.

Stake Holder Class	Terms	Comment - Additional detail

Equity Holders

Scio to receive 900,000 shares of Adamas stock to be held indefinitely in the Board’s discretion.

Registration rights are provided for this stock. A lockup and leak out agreement allows sale of stock over 24 months.

Adamas to file registration statement for 300,000 shares 90 days after Scio’s request.

At Scio’s request, Adamas to file a new registration statement to cover another 300,000 shares no less than 9 months after the first registration statement.

At Scio’s request, Adamas to file a new registration statement to cover the remaining 300,000 shares no less than 15 months after the first registration statement.

Per Lock-up/Leakout Provisions:

up to 20% of this stock can be disposed of between months 9 and 18 after close

Up to 50% of this stock can be disposed of between months 18 and 24 after close

Up to 100% of this stock can be disposed of after month 24

VOTING INFORMATION

Stockholders of record of the Company’s common stock, par value $.001 per share (“Common Stock”), at the close of business on May 13, 2019 (the “Record Date”), are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. On the Record Date, 64,548,291 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of Common Stock entitles the holder thereof to one vote on each matter submitted to the Stockholders for a vote. Pursuant to the Company’s Bylaws two Stockholders must be represented at the Meeting, either in person or by proxy, to constitute a quorum.

Some of our Stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the Stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Special Meeting. However, since you are not the Stockholder of record, you may not vote those shares in person at the Meeting unless you obtain a signed proxy from the Stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (described below), will be included in determining the number of votes present or represented at the Special Meeting.

Vote Required

Assuming that a quorum is present, with respect to Proposal No. 1, the asset sale transaction will be approved by shareholders with “FOR” votes from a majority of the total outstanding shares. In other words 50% of the outstanding shares plus one share is required to vote “FOR” to approve the sale transaction.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion, if permitted by the exchange or other organization of which they are members. Proposals that brokers do not vote on are referred to as “broker non-votes.” A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a Stockholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

Voting Procedures

Ensure that your shares can be voted at the Special Meeting by submitting your Proxy Card, or contacting your broker, bank, or other nominee.

Voting By Mail. If you are a beneficial owner, you may vote by mail by signing and dating your Proxy Card or voting instruction card provided by your broker, bank, or other nominee and mailing it in the postage-prepaid envelope provided. If you provide specific voting instructions, your shares will be voted as you instruct.

Voting Via Internet or Telephone. If your shares are registered in your name, you may vote by internet by going to www.aalvote.com/SCIO and following the prompts to vote your shares. You may vote your shares by touch-tone telephone by calling 1 (866) 804-9616 and following the voting instructions. You will need your proxy card available to vote via the internet or telephone.

If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction form furnished by such bank, broker, or other nominee in order to vote your shares. Please note that if your shares are held in the name of a bank, broker, or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder prior to the Meeting and bring the proxy to the Meeting.

If your shares are registered in your name, submit your proxy as soon as possible by signing, dating, and returning the Proxy Card, so that your shares can be voted at the Special Meeting.

Revocability of Proxy

A proxy may be revoked by a Stockholder prior to voting at the Special Meeting by written notice to the Corporate Secretary of the Company at Scio Diamond Technology Corporation, 411 University Ridge, Suite 110, Greenville, SC 29601, by submission of another proxy bearing a later date, or by voting in person at the Special Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company. The mere presence at the Special Meeting of a Stockholder who has appointed a proxy will not revoke the prior appointment.

If not revoked, the proxy will be voted at the Special Meeting in accordance with the instructions indicated on the Proxy Card by the Stockholder or, if no instructions are indicated, will be voted “FOR” Proposal 1.

Delivery of Proxy Materials and Special Report to Households

Stockholders who share the same last name and address may receive only one copy of this Proxy Statement unless we receive contrary instructions from any Stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of this Proxy Statement at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of this Proxy Statement, you may request that you receive only one copy. Please address requests for additional copies or fewer copies of proxy statements to Investor Relations at Scio Diamond Technology Corporation, 411 University Ridge, Suite 110, Greenville, SC 29601, Attention: Investor Relations, or by telephone at (864) 751-4880.

DESCRIPTION OF PROPOSED TRANSACTION

Contact Information

The Company can be contacted at Scio Diamond Technology Corporation, 411 University Ridge, Suite 110, Greenville, SC 29601, Attention: Mr. Gerald McGuire, President, or by telephone at (864) 751 - 4882.

Business Conducted

The Company currently conducts no active production operations, and has not conducted active production since October 2017. The following is a summary of the business conducted by the Company prior to that date.

Business Summary

Overview

Scio Diamond created high quality, single-crystal, lab-grown diamonds in a variety of types and colors, including Type IIa diamonds that are finished for fine jewelry, or diamond materials that are sliced and shaped for industrial applications. The Company has developed proprietary technology through which high-quality, Type IIa, single-crystal diamond materials are produced using a chemical vapor deposition (“CVD”) process (the “Diamond Technology”). The Company’s primary mission is to become the worldwide leader in the production and sale of high quality manufactured diamond gemstones.

The Company has commercialized its Diamond Technology and seeks to become the preferred choice for manufactured single-crystal diamond and a leading global supplier of diamond materials for gemstone applications. Through strategic partnerships with select industry leaders who already have distribution channels, the Company hopes to further shape the evolution of its Diamond Technology in various markets, by creating defensible early mover advantages and to leverage the technical foundation of its Diamond Technology.

The diamond gemstones sold to jewelers are certified by renowned gem grading organizations, including the International Gemological Institute (IGI) and the Gemological Institute of America (GIA).

Scio Diamond produced a large selection of colorless, near colorless and popular fancy gem colors. Colorless diamonds are used for jewelry and industrial applications such as optical windows, lasers, scalpels and electronics. Pink and yellow diamonds are typically used for jewelry. Brown and yellow diamonds are used in many precision milling and grinding industrial applications.

Scio Diamond conducted significant research and development to advance the science of lab-grown diamonds. The company currently holds 36 U.S and international patents, providing broad intellectual property protections for our manufacturing processes and substantial future opportunities for the utilization of diamond for semiconductors, light emitting diodes and laser applications.

The Diamond Technology

The core Diamond Technology acquired from the Company’s predecessor, Apollo Diamond Inc. (“ADI”), is based on a chemical vapor deposition (“CVD”) diamond growth system. Diamond wafers produced through the Diamond Technology process have been shown to be exceptionally pure (nitrogen content < 50 ppb), and possess low levels of structural defects. Advances in the Diamond Technology by Scio have dramatically improved the quality, and lowered the cost of high-quality lab grown diamonds, creating the potential for new applications of diamonds for electronics, optics, high power devices and quantum computing. The Diamond Technology provides a materials production platform and is supported by intellectual property, including trade secrets, 36 issued patents. This includes 28 in the United States and 8 in foreign jurisdictions.

Scio’s Diamond Technology utilizes CVD growth technology to produce Type IIa diamond crystals. CVD growth technology utilizes a highly scalable manufacturing process for producing large sized, high-quality, diamond crystals at a low cost. This technology is based upon the same process that has been used for decades to make the material used to manufacture semi-conductors. Unlike the high-pressure, high-temperature (“HPHT”) process, the Diamond Technology process allows for concurrent production of multiple diamond crystals.

History

We were incorporated on September 17, 2009 in the State of Nevada under the name Krossbow Holdings Corporation, and our name was subsequently changed to Scio Diamond Technology Corporation. In transactions in 2011 and 2012, we acquired the assets of Apollo Diamond, Inc. (“ADI”) and Apollo Diamond Gemstone Corporation (“ADGC”), consisting primarily of diamond growing machines and intellectual property related thereto. Our transactions with ADI and ADGC, their owners and affiliates are described in greater detail in our Form 10-K for the year ended March 31, 2016 and other filings with the SEC. See “Business – Corporate History” and “Available Information” in these documents.

Terms of the Transaction

The Amended Asset Purchase Agreement dated as of January 31, 2019, between the Company and Adamas provides for the purchase and acquisition by Adamas of substantially all of the Company’s assets in exchange for the following consideration:

1.          Acquisition, assumption and satisfaction of all of the Company’s secured debt, consisting of approximately $3,300,000.00 in principal and accrued interest owed to Heritage Gemstone Investors, LLC, and $250,000.00 owed to other secured lenders (which include officers and directors of the Company).

2.          Assumption and payment of 50% of the past due rent on the Company’s manufacturing facility;

3.          Assumption of certain trade payables.

4.          Issuance to the Company of 1,250,000 shares of Adamas’ common stock, which will represent approximately 7.6% of the outstanding common stock of Adamas immediately after the Closing.

350,000 of these shares are to be used by the Company to generate cash to settle unsecured debts not otherwise assumed by Adamas. If the Company is not able to sell the shares in a private transaction within 10 days following the closing of the transaction, Adamas is obligated to repurchase such shares from the Company upon 10 days’ notice at a minimum price of $2.00 per share. The other 900,000 shares, which will represent approximately 5.5% of the outstanding common stock of Adamas immediately after the Closing, are expected to be held by the Company indefinitely, and are subject to the terms of a Registration Rights Agreement described below. The Board intends to consider all options available to the Company regarding its future business, including engaging in active business activities.

Three directors, one officer and a former officer of the Company hold $165,000.00 of secured debt of the Company, with a seniority equivalent to that held by Heritage Gemstone Investors, LLC. As part of this transaction, pursuant to the agreements referred to in Item 1 above, these officers and directors will receive payment pro-rata in full (over 18 months) of this debt from Adamas. These individuals therefore have an interest in this transaction that is different from the average shareholder.

In the Asset Purchase Agreement, the Company makes extensive representations and warranties concerning its assets and business, standard in transactions of this type. The Company also makes certain covenants with respect to the conduct of its business before closing (the Company is not currently conducting any active production operations), agrees to provide access to information about the Company to Buyer; agrees to provide the Buyer with notice of certain events, and agrees not to solicit any other proposals for the acquisition of the Company or its assets. It also provides other covenants common to transactions of this type. There are numerous conditions to closing, including specifically, but not limited to, the representations and warranties of Seller and Buyer must be accurate at closing, required approvals have been obtained, there shall have been no material adverse effect in the business of the Company, all necessary permits shall have been obtained, required insurance policies shall have been obtained, all encumbrances on purchased assets shall have been released, the Landlord shall have consented to Adamas’ assumption of the Lease on the Company’s facility, and other standard conditions.

The Company indemnifies Buyer against certain claims and liabilities arising out of breach of the Agreement by the Company.

After the Closing, the Company intends to settle outstanding debts of unsecured creditors, primarily through the use of the cash to be generated by the private sale of the 350,000 shares of Adamas common stock, referred to above. If it is able to do so, the Company expects that it will have no material remaining liabilities, and its sole remaining material asset will be the 900,000 shares of Adamas common stock received in this asset sale transaction.

It is the Company’s understanding that Adamas intends to invest in excess of $5,000,000 in the Company in working capital, but Adamas is under no binding legal obligation to do so.

The Registration Rights Agreement requires Adamas, at the Company’s request, subject to conditions, to file registration statements with the Securities and Exchange Commission to permit the resale or distribution of the shares of Adamas after the Closing on the following schedule:

1.          300,000 shares within ninety (90) days after a demand by Scio.

2.          300,000 shares no less than nine (9) months after the initial filing; and

3.          300,000 shares no less than fifteen (15) months after the initial filing.

Adams is required to use its reasonable best efforts to achieve the effectiveness of such registration statements and Scio is permitted, and obligated in certain respects, to cooperate in achieving such effectiveness. Adamas is required to bear all expenses associated with such registrations.

The shares to be registered are further subject to a lockup/leakout agreement which allows any such shares to be sold in the public market only according to the following schedule:

1.          Up to 20% of the shares can be sold between 9 and 18 months after the closing:

2.          Up to 50% of the can be sold between 18 and 24 months after the closing;

3.          All of the shares may be sold anytime after 24 months after the closing.

The above is a summary only of the key terms and provisions of the transaction, and is modified in its entirety by the documents themselves, which are attached to this Proxy Statement and are incorporated into this discussion by reference.

Regulatory Approvals

No federal or state regulatory approvals or requirements are necessary in order to complete the proposed transaction.

Reports, Opinions, Appraisals

No report, opinion, or appraisal with respect to the proposed transaction has been obtained, due to the Company’s lack of resources and the cost of obtaining such analyses. In evaluating the proposed transaction, the Board has relied upon its knowledge of the Company’s business, and the business experience of the members of the Board of Directors.

Past Contacts, Transactions or Negotiations

At the direction of the board, Scio management formally began considering strategic relationships and alternatives in the Spring of 2017. At that time Scio engaged a boutique NY investment banking firm. That firm helped Scio develop and shop a special investment vehicle and consider various license agreements. With our investment banker, we had introductory discussions with 14 companies in the diamond industry. The investment structure, a Special Purpose Vehicle, SPV, was designed to raise $1.7M in 15 units, to provide working capital for the Company. Participants in the SPV would receive discounted and guaranteed supply of lab-grown diamonds. Two of these discussions progressed to deeper levels, but ultimately did not result in an agreement.

In the fall of 2017, Scio also considered a strategic licensing deal with a diamond producer, but ultimately decided that the licensing would not provide the necessary capital for the Company’s plans.

Throughout the fall of 2017 and early 2018, the Company also considered debt restructuring. The Company entertained proposals from at least 3 groups, groups who proposed our equipment and IP as security. Unfortunately, the Company could not find a solution which would both replace our secured lenders and provide the necessary working capital.

Scio continued evaluating every potential strategic option. During late 2017 and 2018, Scio had very deep strategic discussions with 6 different groups. Three of these six groups performed some level of due diligence into Scio. One group was an investment group with extensive experience in advanced crystalline materials, ultimately they were unable to raise capital to execute a deal. The proposed terms were $5.5M in cash and capped royalties for sales of Scio’s proprietary growers.

The second group is a public company involved in advanced materials. After discussions of IP strategies and the industrial market, that company was not able to put in a timely offer.

The third group, Adamas, is an investment group with experience in turning around distressed companies. The deal terms are described above.

On November 30, 2018, Scio’s Board approved the deal with Adamas, and the definitive agreements were returned to the Company executed on December 5, 2018. The Amended definitive agreements, which are described above, were entered into effective January 31, 2019.

Appraisal Rights

Nevada corporate law does not provide appraisal rights to dissenting shareholders in transactions of this type.

Federal Income Tax Consequences

The Company believes that the sale of assets to Adamas should not result, by itself, in any U.S. federal income tax consequences to Company shareholders. However, shareholders should consult with their own tax advisors.

Litigation

On May 13, 2019, the Company was served with a lawsuit by a shareholder of the Company’s predecessor, Apollo Diamond, Inc. The suit alleges certain securities law violations committed by the Company and its officers in connection with previous private placements of securities. The Company believes the suit is without merit and intends to vigorously defend the suit.

UNAUDITED PRO FORMA PROJECTED FINANCIAL INFORMATION
OF ADAMAS ONE CORP.

The following pro forma projected balance sheet of Adamas is prepared, by Adamas, based upon the Adamas balance sheet as of January 31, 2019, as adjusted for the expected effects of the asset sale transaction described herein. Further, it assumes 1) the consummation of the asset sale transaction described herein; 2) consummation of an equity capital raise by Adamas of approximately $12.5 million, involving the issuance of approximately 5 million additional shares of Adamas common stock; and 3) the immediate payment of all of the secured debt assumed by Adamas in this transaction. If all of that occurs, the 900,000 shares of Adamas common stock issued to Scio in this asset sale would constitute approximately 4.25% of the outstanding common stock of Adamas.

Projections

The predictions and projections, prepared by Adamas, set forth below are for illustrative purposes only and are based upon certain assumptions and projections about future events over which the Company has no control. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. These statements are not guarantees of future performance events. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. There are a number of other factors which could cause actual results to be substantially less than projected. See “Information about the Acquiring Company - Risk Factors.”

No representation or warranty of any kind is or can be made with respect to the accuracy or completeness of, and no representation or warranty should be inferred from, such estimates or projections, or the assumptions and hypotheses underlying them. No representation or warranty is nor can be made as to future operations or the amount of any future income or loss of the company. Some assumptions on which the projections are based inevitably will not materialize and unanticipated events and circumstances will occur. Therefore, the actual results achieved during the projection period will vary from the projections and the variations may be material. Adamas is solely responsible for the information provided in this pro forma projected balance sheet.

ADAMAS ONE CORP.

Unaudited Pro Forma Projected Balance Sheet

ASSETS			LIABILITIES AND CAPITAL

Current Assets			Current Liabilities
			Sales Tax Payable	$0
Cash in Bank - WF	5,930,000		Accounts Payable	$0
Security Deposits	50,000
			Total Current Liabilities		0
Total Current Assets		5,980,000
			Long-Term Liabilities	$0
Property and Equipment	4,310,000		Long-Term Liability	$0
Leasehold Improvements	75,000
Patents	1,500,000		Total Long-Term Liabilities		0
IP	500,000
Accumulated Depreciation	0		Total Liabilities		0

Total Property and Equipment		6,385,000	Capital
			Common Stock	$21,250
Other Assets	150,000		Additional Paid in Capital	$12,493,750
			Retained Earnings	$0
Total Other Assets		150,000	Net Income	$0

Total Assets		12,515,000	Total Capital		12,515,000

			Total Liabilities & Capital		12,515,000

UNAUDITED FINANCIAL INFORMATION OF THE COMPANY

Financial statements of the Company for the fiscal years ended March 31, 2017 and 2018, and for the three-month period ended June 30, 2018 have been prepared and reviewed by management of the Company, but have not been audited by an outside accounting firm. The Company last filed audited financial statements with the SEC for the period ended March 31, 2016, which are available at: https://www.sec.gov/Archives/edgar/data/1488934/000157587216000386/0001575872-16-000386-index.htm, and the Company has not filed any financial statements with the SEC since that date. Any of these financial statements may also be obtained from the Company at no charge, upon request. Please contact the Company’s President, Gerald McGuire at (864) 751-4882.

The Company has not provided audited financial statements because it lacks the financial resources to have a certified public accountant prepare such financial statements. Therefore, shareholders will not have access to the information such audited financial statements would provide. The absence of audited financial statements may preclude a stockholder from evaluating the risks attendant with the proposed transaction and whether the proposed transaction may in fact be favorable for the stockholders or Company. If a shareholder feels such audited information is important to a voting decision, that shareholder should vote against the transaction. The Company believes that the information provided below is accurate, and that its financial position has not changed materially since, June 2018, except perhaps to worsen.

SCIO DIAMOND TECHNOLOGY CORPORATION

UNAUDITED CONDENSED BALANCE SHEETS

As of June 30, 2018, March 31, 2018 and March 31, 2017

	June 30, 2018	March 31, 2018	March 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$-	$2,688	$2,162
Accounts receivable, net	-	-	29,076
Inventory, net	13,431	13,831	143,147
Prepaid expenses	22,060	24,807	35,582
Total current assets	35,491	41,326	209,967
Property, Plant and Equipment:
Facility	896,092	896,093	886,630
Manufacturing equipment	3,308,299	3,308,299	3,308,299
Other equipment	73,543	73,543	73,543
Construction in progress	11,107	11,107	11,107
Total property, plant and equipment	4,289,041	4,289,042	4,279,579
Less accumulated depreciation	(3,507,154)	(3,350,235)	(2,720,433)
Net property, plant and equipment	781,887	938,807	1,559,146

Intangible assets, net	5,053,095	5,294,467	6,259,956
Investment in joint venture - RCDC	-	-	-

TOTAL ASSETS	$5,870,473	$6,274,600	$8,029,069

Current Liabilities:
Accounts payable	$1,063,844	$1,015,701	$717,469
Customer deposits	173,619	174,986	131,446
Accrued expenses	1,404,869	1,154,178	385,407
Convertible notes	308,857	308,857	308,857
Current portion of notes payable	2,800,000	2,800,000	2,098,999
Current portion of capital lease	194,489	194,489	122,495
Total current liabilities	5,945,678	5,648,211	3,764,673

Notes payable, non-current	-	-	201,001
Capital lease obligation, non-current	-	-	71,994
Other liabilities	-	-	59,046
TOTAL LIABILITIES	5,945,678	5,648,211	4,096,714

Shareholders' Equity:
Common stock	64,548	64,548	64,548
Additional paid-in capital	30,279,194	30,175,297	29,748,052
Accumulated deficit	(30,418,947)	(29,613,456)	(25,880,245)
Total shareholders' equity	(75,205)	626,389	3,932,355
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,870,473	$6,274,600	$8,029,069

SCIO DIAMOND TECHNOLOGY CORPORATION

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

For the three months ended June 30, 2018 and the years ended March 31, 2018 and 2017

	3 Months Ended	Year Ended	Year Ended
	June 30, 2018	March 31, 2018	March 31, 2017
Revenue
Product revenue, net	$1,765	$354,710	$701,527
Grace Rich joint venture related revenues	-	-	600,000
Revenue, net	1,765	354,710	1,301,527

Cost of goods sold
COGS, including labor and manufacturing overhead	198,729	1,438,894	2,082,259

Gross margin (deficit)	(196,964)	(1,084,184)	(780,732)

General and administrative expenses
Salaries and benefits	211,896	934,809	1,128,705
Professional and consulting fees	45,000	224,489	397,006
Rent and facilities expense	23,526	87,150	150,285
Marketing costs	3,491	17,102	24,718
Corporate general and administrative	26,980	157,021	217,624
Depreciation and amortization	244,707	977,291	981,840

Total general and administrative expenses	555,600	2,397,862	2,900,178
Loss from operations	(752,564)	(3,482,046)	(3,680,910)

Other income (expense)
Proceeds from insurance	-	-	464,725
Loss from RCDC joint venture	-	-	(48,271)
Interest income (expense)	(52,927)	(251,165)	(253,491)

Net loss	$(805,491)	$(3,733,211)	$(3,517,947)

Loss per share
Basic:
Weighted average number of shares outstanding	63,213,291	63,213,291	63,022,118
Loss per share	$(0.01)	$(0.06)	$(0.06)
Fully diluted:
Weighted average number of shares outstanding	63,213,291	63,213,291	63,022,118
Loss per share	$(0.01)	$(0.06)	$(0.06)

SCIO DIAMOND TECHNOLOGY CORPORATION

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the three months ended June 30, 2018 and the years ended March 31, 2018 and 2017

	3 Months Ended	Year Ended	Year Ended
	June 30, 2018	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net loss	$(805,491)	$(3,733,211)	$(3,517,947)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	401,625	1,605,290	1,608,215
Loss from joint venture - RCDC	-	-	48,271
Employee stock based compensation	103,897	427,245	578,845
Payment of accounts payable with convertible notes	-	-	139,257
Changes in assets and liabilities:
Decrease/(increase) in accounts receivable and deferred revenue	-	29,076	(27,908)
Decrease in inventory	400	129,317	188,851
Decrease/(increase) in prepaid expenses	(585)	779	28,753
Increase in accounts payable	48,140	298,232	279,003
Increase/(decrease) in customer deposits	(1,367)	43,540	85,350
Increase in accrued expenses	246,802	768,767	31,482
Decrease in other liabilities	-	(59,046)	(29,523)
Net cash provided used in operating activities	(6,579)	(490,011)	(587,351)

Cash flows from investing activities:
Purchase of property, plant and equipment	-	(9,463)	(743)
Net cash used in investing activities	-	(9,463)	(743)

Cash flows from financing activities:
Proceeds from convertible notes	-	-	169,600
Proceeds from debt financing	-	500,000	-
Proceeds from sale of common stock - net of fees	-	-	227,776
Net cash provided by financing activities	-	500,000	397,376

Change in cash and cash equivalents	(6,579)	526	(190,718)
Cash and cash equivalents, beginning of period	2,688	2,162	192,880
Cash and cash equivalents, end of period	$(3,891)	$2,688	$2,162
Supplemental cash flow disclosures:
Cash paid for:
Interest	$-	$41,348	$226,867
Income Taxes	$-	$-	$-

SCIO DIAMOND TECHNOLOGY CORPORATION

UNAUDITED CONDENSED STATEMENT OF SHAREHOLDERS’ EQUITY

For the period April 1, 2016 through June 30, 2018

	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, April 1, 2016	63,919,291	$63,919	$28,942,060	$(22,362,298)	$6,643,681
Common stock issued for cash @ $0.22 per share, net of brokerage fees of $31,604	1,179,000	1,179	226,597	-	227,776
Cancellation of non-vested restricted stock	(550,000)	(550)	550	-	-
Stock-based incentive compensation	-	-	578,845	-	578,845
Net loss for the fiscal year ended March 31, 2017	-	-	-	(3,517,947)	(3,517,947)
Balance March 31, 2017	64,548,291	$64,548	$29,748,052	$(25,880,245)	$3,932,355
Stock-based incentive compensation	-	-	427,245	-	427,245
Net loss for the fiscal year ended March 31, 2018	-	-	-	(3,733,211)	(3,733,211)
Balance March 31, 2018	64,548,291	$64,548	$30,175,297	$73,543	$626,389
Stock-based incentive compensation	-	-	103,897	-	103,897
Net loss for the three months ended June 30, 2018	-	-	-	(805,491)	(805,491)
Balance June 30, 2018	64,548,291	$64,548	$30,279,194	$(731,948)	$(75,205)

Special Note Regarding Forward-Looking Statements

Information included in this disclosure contains forward-looking statements that reflect the views of the management of the Company with respect to certain future events. Forward-looking statements made by penny stock issuers such as the Company are excluded from the safe harbor in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Words such as “expects,” “should,” “may,” “will,” “believes,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” and similar expressions or variations of such words, and negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this report. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that matters anticipated in our forward-looking statements will come to pass.

Forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Such risk and uncertainties include, without limitation, those described under Risk Factors set forth in Part I, Item 1A of our Form 10-K for the fiscal year ended March 31, 2016 filed on July 14, 2016.

You are cautioned not to place undue reliance on forward-looking statements. You are also urged to review and consider carefully the various disclosures made in the Company’s other filings with the Securities and Exchange Commission (“SEC”), including amendments to those filings, if any Except as may be required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Scio Diamond Technology Corporation (referred to herein as the “Company”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada as Krossbow Holding Corp. on September 17, 2009. The Company’s focus is on man-made diamond technology development and commercialization.

Going Concern

The Company has generated little revenue to date and consequently its operations are subject to all risks inherent in the establishment and commercial launch of a new business enterprise. During the fiscal year ended March 31, 2018, the Company was unable to raise additional capital to continue operations and the production of diamond material.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has responded to these circumstances by implementing the following strategies and actions:

•	Substantially reduced operations and eliminated staff to reduce costs;
•	Renegotiated facility lease in 2017 to reduce leased administrative space in facility by over 50%;
•	Continuing efforts to solicit investment in the Company; and
•	Exploration of strategic alternatives that culminated in the proposed ADAMAS transaction.

Historically, management’s actions have been sufficient to provide the Company with the liquidity it needed to meet its obligations and continue as a going concern. However, the Company has been unable to raise additional capital to meet its obligations and has entered into the ADAMAS transaction. The financial statements presented have been prepared on a going concern basis; they do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to complete the proposed ADAMAS transaction, then the Company believes it would be appropriate for the Company to adjust its financial statements to reflect a likely liquidation of the Company. In the event of liquidation, management does not believe the proceeds from any asset sale would be adequate to cover the liabilities of the Company.

Accounting Basis

The accompanying financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”). They have not been audited or reviewed by our outside auditors.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, provision for doubtful accounts, sales returns, provision for inventory obsolescence, fair value of acquired intangible assets, useful lives of intangible assets and property and equipment, employee stock options, and contingencies and litigation, among others. The Company generally bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual amounts recorded could differ materially from those estimates.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company’s financial position as of June 30, 2018, March 31, 2018 and 2017. The amounts have not been audited. These financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. These financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Form 10-K Annual Report of the Company for the year ended March 31, 2016 filed on July 14, 2016.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate their fair value due to the short-term nature of these instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2018, March 31, 2018 and 2017, the Company held no cash equivalents.

Basic and Diluted Net Loss per Share

Net loss per share is presented under two formats: basic net loss per common share, which is computed using the weighted average number of common shares outstanding excluding non-vested restricted stock, during the period, and diluted net loss per common share, which is computed using the weighted average number of common shares outstanding, and the weighted average dilutive potential common shares outstanding, computed using the treasury stock method. Currently, for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of weighted average shares of non-vested restricted stock and common stock issuable upon the exercise of options and warrants would be anti-dilutive.

The following table summarizes the number of securities outstanding at each of the periods presented, which were not included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive:

	June 30, 2018	March 31, 2018	March 31, 2017
Common stock options	—	—	428,333
Warrants to purchase common stock	139,280	339,280	764,294
Non-vested restricted stock	1,335,000	1,335,000	1,335,000
Reserved for issuance upon conversion of convertible notes	—	—	2,283,751

Allowance for Doubtful Accounts

An allowance for uncollectible accounts receivable is maintained for estimated losses from customers’ failure to make payment on accounts receivable due to the Company. Management determines the estimate of the allowance for uncollectible accounts receivable by considering a number of factors, including: (1) historical experience, (2) aging of accounts receivable and (3) specific information obtained by the Company on the financial condition and the current credit worthiness of its customers. The Company also maintains a provision for estimated returns and allowances based upon historical experience. The Company has determined that a reserve for receivables related to the Renaissance Created Diamond Company (“RCDC”) of $174,413 was appropriate at June 30, 2018, March 31, 2018 and 2017.

Inventories

Inventories are stated at the lower of average cost or market. The carrying value of inventory is reviewed and adjusted based upon slow moving, obsolete items and management’s assessment of current market conditions. Inventory costs include material, labor, and manufacturing overhead including depreciation and are determined by the “first-in, first-out” (FIFO) method. The components of inventories are as follows:

	June 30, 2018	March 31, 2018	March 31, 2017
Raw materials and supplies	4,822	4,822	29,563
Work in process	-	-	12,177
Finished goods	8,609	9,009	134,317
Inventory reserve			(32,910)
	$13,431	$13,831	$143,167

At March 31, 2017, the Company maintained an inventory reserve for instances where finished good inventory may yield lower than expected results. For the periods ending June 30, 2018 and March 30, 2018 the Company recorded its inventory at net realizable value.

Property, Plant and Equipment

Depreciation of property, plant and equipment is on a straight line basis beginning at the time it is placed in service, based on the following estimated useful lives:

Years
Machinery and equipment	3–15
Furniture and fixtures	3–10
Engineering equipment	5–12

Leasehold improvements which are included in facility fixed assets on the balance sheet are depreciated over the lesser of the remaining term of the lease or the life of the asset (generally three to seven years).

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Manufacturing equipment was placed into service beginning July 1, 2012. The Company incurred total depreciation expense of $ 156,919, $629,802 and $634,925 for the three months ended June 30, 2108 and the years ended March 31, 2018 and 2017, respectively. During the three months ended June 30, 2018, $156,919 of depreciation expense was recorded in cost of goods sold and $0 was recorded in general and administrative expense. During the fiscal year ended March 31, 2018, $628,002 of depreciation expense was recorded in cost of goods sold and $1,800 was recorded as general and administrative expense. During the fiscal year ended March 31, 2017, $626,373 of depreciation expense was recorded in cost of goods sold and $8,552 was recorded as general and administrative expense.

Intangible Assets

Intangible assets, such as acquired in-process research and development costs, are considered to have an indefinite useful life until such time as they are put into service at which time they will be amortized on a straight-line basis over the shorter of their economic or legal useful life. Management evaluates indefinite life intangible assets for impairment on an annual basis and on an interim basis if events or changes in circumstances between annual impairment tests indicate that the asset might be impaired. The ongoing evaluation for impairment of its indefinite life intangible assets requires significant management estimates and judgment. Management reviews definite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recorded no impairment charges during the fiscal year ended March 31, 2017 and 2018. As of June 30, 2018, management does not believe an impairment charge is necessary for the carrying value of its intangible assets due to the impending ADAMS transaction.

Stock-based Compensation

Stock-based compensation for the value of stock options is estimated on the date of the grant using the Black-Scholes option-pricing model. The Black-Scholes model takes into account implied volatility in the price of the Company’s stock, the risk-free interest rate, the estimated life of the equity-based award, the closing market price of the Company’s stock on the grant date and the exercise price. The estimates utilized in the Black-Scholes calculation involve inherent uncertainties and the application of management judgment.

Revenue Recognition

We recognize product revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. For our Company, this generally means that we recognize revenue when we or our fabrication vendor has shipped finished product to the customer. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part.

For product sales to any joint venture partners for further processing and finishing, we currently defer all revenues when products are shipped. We currently recognize revenue when the joint venture partner sells the finished goods manufactured from our materials. Licensing and development revenues are recognized in the month as detailed in appropriate licensing and development contracts. In the event that licensing funds are received prior to the contractual commitment, the Company will recognize deferred revenue (liability) for the amount received.

NOTE 2 — INTANGIBLE ASSETS

The Company’s intangible assets consist of its patent portfolio. The assigned values of all patens are being amortized on a straight-line basis over the remaining effective lives of the patents. The following set forth the intangible assets at June 30, 2018, March 31, 2018 and March 31, 2017:

	Life	June 30, 2018	March 31, 2018	March 31, 2017
Patents, gross	6.75 - 19.46	$9,967,433	$9,967,433	$9,967,433
Accumulated Amortization		(4,914,338)	(4,672,966)	(3,707,477)
Net intangible assets		$5,053,095	$5,294,467	$6,259,956

Total amortization expense during three months ended June 30, 2018 was $241,372 and the years ended March 31, 2018 and 2017 was $965,489 and $965,490, respectively.

Total annual amortization expense of finite lived intangible assets is estimated to be as follows:

Fiscal Year Ending
Nine months ending March 31, 2019	$724,118
March 31, 2020	785,809
March 31, 2021	740,592
March 31, 2022	656,725
March 31, 2023	570,548
Thereafter	1,575,303
Total	$5,053,095

NOTE 3 — NOTES PAYABLE

On December 16, 2014 the Company entered into a Loan Agreement (the “HGI Loan Agreement”) and a Security Agreement (the “HGI Security Agreement”) with Heritage Gemstone Investors, LLC (“HGI”) providing for a $2,000,000 secured non-revolving line of credit (the “HGI Loan”). The HGI Loan, which is represented by a Promissory Note dated as of December 15, 2014 (the “HGI Note”), matures on December 15, 2017. Borrowings accrue interest at the rate of 7.25% per annum. On December 18, 2014, $2,000,000 was drawn on the HGI Loan. The Company utilized funds drawn on the HGI Loan to repay its existing indebtedness and to continue to fund its ongoing operations. The HGI Loan Agreement contains a number of restrictions on the Company’s business, including restrictions on its ability to merge, sell assets, create or incur liens on assets, make distributions to its stockholders and sell, purchase or lease real or personal property or other assets or equipment. The HGI Loan Agreement contains standard provisions relating to a default and acceleration of the Company’s payment obligations thereunder upon the occurrence of an event of default, which includes, among other things, the failure to pay principal, interest, fees or other amounts payable under the agreement when due; failure to comply with specified agreements, covenants or obligations; cross-default with other indebtedness; the making of any material false representation or warranty; commencement of bankruptcy or other insolvency proceedings by or against the Company; and failure by the Company to maintain a book net worth of at least $4,000,000 at all times. The Company’s obligations under the HGI Loan Agreement are not guaranteed by any other party. The Company may prepay borrowings without premium or penalty upon notice to HGI as provided in the HGI Loan Agreement. The HGI Loan Agreement requires the Company to enter into the HGI Security Agreement. Under the HGI Security Agreement, the Company grants HGI a first priority security interest in the Company’s inventory, equipment, accounts and other rights to payments and intangibles as security for the HGI Loan.

During the three months ending June 30, 2018 the Company recognized $36,650 in interest expense for the HGI Loan. During the years ended March 31 2018 and 2017, the Company recognized $48,023 and $147,016 in interest expense.

During the three months ended June 30, 2018 and the years ended March 31, 2018 and 2017, the Company did not repay any principal on the HGI Loan. The outstanding balance on the HGI Loan was $2,000,000 at June 30, 2018, March 31, 2018 and 2017. The Company considered the HGI Loan as a current note payable at June 30, 2018, March 31, 2018 and 2017.

Also on December 16, 2014, the Company entered into an agreement for the sale and lease of diamond growing equipment (the “Grower Sale-Lease Agreement”) with HGI to allow for the expansion of current growers and the purchase of new growers. Pursuant to the Grower Sale-Lease Agreement, the Company agreed to a sale-leaseback arrangement for certain diamond growers produced by the Company during the term of the Grower Sale-Leaseback Agreement by which the Company will sell diamond growers to HGI and then lease the growers back from HGI. The term of the Grower Sale-Leaseback Agreement is ten years. For the new and upgraded growers, the direct profit margin generated from the growers as defined in the Grower Sale-Lease Agreement will be split between the Company and HGI in accordance with the Grower Sale-Lease Agreement. The Grower Sale-Lease Agreement requires the Company to operate and service the growers, and requires HGI to up-fit certain existing growers and to make capital improvements to the new growers under certain circumstances. At the end of the Grower Sale-Leaseback Agreement, the Company takes ownership of the leased equipment. The Company will also have the right to repurchase the leased growers upon the occurrence of certain events prior to the expiration of the Grower Sale-Leaseback Agreement.

During the fiscal year ended March 31, 2016, HGI advanced the Company $300,000 that funded improvements to our current growers that expanded manufacturing capacity in our production facility and the Company considers this advance as notes payable (“Expansion Note”). The Company completed the grower expansion and the assets were placed in service during the second quarter of fiscal 2016.

Payments to HGI for the Expansion Note are contingent on the direct profit margin generated by the upgraded equipment. The Company has estimated our expected payments to HGI for the direct profit sharing related to the Expansion Note and determined that the non-current portion of this note payable is $201,011 at March 31, 2017 and $0 at June 30, 2018 and March 31, 2018. During the three months ended June 30, 2018, the Company recognized $145 in interest expense on the Expansion Note. During the years ended March 31, 2018 and 2017, the Company recognized $30,016 and $17,720, respectively in interest expense for the Expansion Note.

In May 2017, the Company restructured its borrowings with HGI to extend the maturity date of the HGI Note to December 2018 and received relief on interest payments due. In addition, the Company received commitments for an additional $500,000 of senior secured borrowing (“Add-On Note”). HGI agreed to provide $250,000 of additional funding and agreed to allow an additional $250,000 of pari passu senior funding. The interest rate on the Add-On Notes is 7.75% and the maturity is December 15, 2018. The Add-On Note funding was provided between May and August 2017. A portion of the Add-On Note funding was provided by members of the Scio Diamond board of directors and management team. During the three months ended June 30, 2018 and the year ended March 31, 2018, the Company recognized interest expense of $38,565 and $28,773, respectively.

On November 16, 2017 the Company received a notice of default and a reservation of rights pertaining to the HGI Loan, the HGI Note and the Grower Sale-Lease Agreement. HGI noted covenant violations as events of default, most notably the failure to pay due interest payments, and requested that the Company neither sell nor transfer any tangible or intangible property of Scio under lien in favor of HGI. At that time, the Company was significantly behind on its payments to HGI. The Company has continued to work with HGI and is a signatory on the attached ADAMAS/HGI Debt Purchase Agreement.

In September 2016, the Company initiated an offering to accredited investors of up to $750,000 in convertible notes that will mature on September 15, 2017. The Company issued $308,857 in notes through this offering. The notes carried an interest rate of 8% and interest accrued through maturity. The notes can be called by the Company at 101% plus accrued interest. The notes are convertible into common shares at $0.14 per share. At March 31, 2017 the Company accounted for these convertible notes as if they are conventional debt and includes them in its current liabilities on the balance sheet due to their maturities being less than one year. The notes matured on September 15, 2017 without the holders converting to shares. Since maturity, the Company has considered these notes as demand notes and considered them as current liabilities at March 31, and June 30, 2018. The Company has continued to accrue interest at 8% on these notes since they matured. During the three months ending June 30, 2018, and years ended March 31, 2018 and 2017, the Company incurred interest expense on these convertible notes of $6,242, $24,949 and $10,870, respectively.

NOTE 4 – CAPITAL LEASES

As discussed in Note 3, the Company entered in the Grower Sale-Lease Agreement with HGI on December 16, 2014. HGI has advanced the Company $200,000 for the purchase of new grower equipment under the Sale-Leaseback Agreement. The Company considers this advance a capital lease obligation and did not recognize any gain or loss on the sale and lease back transaction.

Payments to HGI under the capital lease are contingent on the direct profit margin generated by the equipment as defined in the Grower Sale-Lease Agreement and will continue until the lease obligation is satisfied at which time the Company will expense the sharing obligation until the ten year term of the agreement expires. The Company has estimated our expected payments to HGI for the direct profit margin sharing related to the equipment under capital lease and determined that the current portion of this capital lease obligation is $122,495 at March 31, 2017, which is considered a current liability. At June 30, and March 31, 2018 the Company determined that the entire capital lease liability of $194,489 is considered a current liability.

During the three months ended June 30, 2018, the Company paid $0 in capital lease obligation and incurred $96 in interest expense. During the fiscal year ended March 31, 2018, the Company paid $0 in capital lease obligation and incurred $20,110 in interest expense. During the fiscal year ended March 31, 2017, the Company paid $0 in capital lease obligation and incurred $37,861in interest expense.

NOTE 5 — CAPITAL STOCK

The authorized capital of the Company is 75,000,000 common shares with a par value of $ 0.001 per share.

During the fiscal year ended March 31, 2017, the Company initiated an offering of up to 7,000,000 shares of common stock at a price of $0.22 per share to accredited investors. In this offering, the Company sold 1,179,000 shares and raised $227,776 net of cash commissions and fees of $31,604. In addition, as part of the broker fee for this offering, the Company issued 82,530 warrants at an exercise price of $0.22. The Company valued these warrants using the Black-Scholes option pricing model and management has estimated these warrants had a value of $0.13 per warrant on the date of the grant. The total value of the warrants issued was $10,729. The Black-Scholes model assumptions used were: Expected dividend yield, 0.00%; Risk-free interest rate, 1.08%; Expected life in years, 5.0; and Expected volatility, 129.0%.

The Company had 64,548,291 shares of common stock issued and outstanding as of June 30, and March 31, 2018. This total includes 1,335,000 shares of non-vested restricted stock.

The following sets forth the warrants to purchase shares of the Company’s stock issued and outstanding as of June 30, 2018:

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Warrants Outstanding April 1, 2016	957,295	$0.71	1.38
Issued	82,530	0.22	4.23
Exercised	—	—	—
Expired	(275,000)	0.15	—
Warrants Outstanding March 31, 2017	764,825	$0.86	1.02
Issued	—	—	—
Exercised	—	—	—
Expired	(425,545)	0.70	—
Warrants Outstanding March 31, 2018	339,280	$1.06	1.01
Issued	—	—	—
Exercised	—	—	—
Expired	(200,000)	1.60	—
Warrants Outstanding June 30, 2018	139,280	$0.28	1.94

NOTE 6 — SHARE-BASED COMPENSATION

The Company currently has one equity-based compensation plan under which stock-based compensation awards can be granted to directors, officers, employees and consultants providing bona fide services to or for the Company. The Company’s 2012 Share Incentive Plan was adopted on May 7, 2012 (the “2012 Share Incentive Plan” or “Plan”) and allows the Company to issue up to 5,000,000 shares of its common stock pursuant to awards granted under the 2012 Share Incentive Plan. The Plan permits the granting of stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing. The only awards that have been issued under the Plan are stock options and restricted stock. Because the Plan has not been approved by our shareholders, all issued stock option awards are non-qualified stock options.

On May 7, 2015, the Board of Directors of the Company approved restricted stock awards for Mr. Gerald McGuire, the Company President and Chief Executive Officer and Mr. Jonathan Pfohl, the Company Chief Financial Officer. Mssrs. McGuire and Pfohl were granted 400,000 and 385,000 restricted shares of stock, respectively, that vested on July 1, 2018. The restricted shares are valued at $1.03, the closing price of the Company’s stock on May 7, 2015.

Also on May 7, 2015, the Board of Directors granted Renaissance Diamond Inc. a restricted stock award of 200,000 shares. On July 1, 2015, an additional restricted stock award of 550,000 shares was granted to Renaissance Diamond Inc. These stock awards only vest based on the attainment of specific future performance criteria and awards for 200,000 shares were cancelled in December 2015 due to the performance criteria not being met. During the year ended March 31, 2017 the award of 550,000 shares was cancelled due to the performance criteria not being met.

On August 14, 2015, the Board of Directors of the Company approved restricted stock awards for Mr. McGuire and Mr. Pfohl. Mssrs. McGuire and Pfohl were granted 400,000 and 150,000 restricted shares of stock, respectively, that will vest on July 1, 2018. The restricted shares are valued at $0.85, the closing price of the Company’s stock on August 14, 2015.

The Company recognizes compensation expense for the restricted stock awards to Company executives on a straight line basis over the vesting period. The Company recognized $103,897, $415,620 and $415,620 in compensation expenses for these awards during the three months ended June 30, 2018 and the fiscal years ended March 31, 2018 and 2017, respectively.

The following sets forth the restricted stock outstanding as of June 30, 2018:

Restricted Stock	Shares
Restricted stock outstanding March 31, 2016	1,885,000
Granted	—
Vested	—
Expired/cancelled	(550,000)
Restricted stock outstanding June 30, 2018	1,335,000

The restricted stock awards outstanding on June 30, 2018 vested on July 1, 2018. The Company will not incur any expense for these awards subsequent to Jun 30, 2018.

The following sets forth the employee options to purchase shares of the Company’s stock issued and outstanding as of June 30, 2018 and does not include options granted to Renaissance Diamond Inc.:

The following sets forth the options to purchase shares of the Company’s stock issued and outstanding as of June 30, 2018:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Options Outstanding April 1, 2016	694,375	$0.87	7.13
Granted	—	—	—
Exercised	—	—	—
Expired/Cancelled	(266,042)	0.61	—
Options Outstanding March 31, 2017	428,333	$1.03	8.11
Granted	—	—	—
Exercised	—	—	—
Expired/cancelled	(428,333)	1.03	—
Options Outstanding March 31, 2018	—	$—	—
Granted	—	—	—
Exercised	—	—	—
Expired/cancelled	—	—	—
Options Outstanding June 30, 2018	—	$—
Exercisable at June 30, 2018	—	$—	—

A summary of the status of non-vested shares as of June 30, 2018 is presented below:

		Weighted Average
		Grant-Date
Non-vested Shares	Shares	Fair Value
Non-vested at April 1, 2016	682,375	$0.81
Granted	—	—
Vested	(178,333)	0.98
Expired/cancelled: non-vested	(220,709)	0.45
Non-vested at March 31, 2017	283,333	0.98
Granted	—	—
Vested	(141,667)	0.98
Expired/cancelled: non-vested	(141,666)	0.76
Non-vested at March 31, 2018	—	$—
Granted	—	—
Vested	—	—
Expired/cancelled	—	—
Non-vested at June 30, 2018	—	$—

For the three months ended June 30, 2018, the Company recognized $0 in compensation cost for options issued. For the years ended March 31, 2018 and 2017, the Company recognized $11,625 and $163,224, respectively, as compensation cost for options issued, and recorded related deferred tax asset of $0 for all periods. At June 30, 2018, unrecognized compensation costs related to non-vested employee awards was $0.

During the fiscal year ended March 31, 2016, the Company granted Renaissance Diamond Inc. (“Renaissance”), our partner in the RCDC joint venture (See Note 10), non-qualified stock options for 333,333 shares of common stock. These options expired unvested during the year ended March 31, 2017 and the Company did not recognize any expense related to these options.

NOTE 7 — OTHER INCOME AND EXPENSE

For the three months ended June 30, 2018, the Company recognized $52,927 in interest expense related to its notes payable that were outstanding during the period year.

For the fiscal year ended March 31, 2018, the Company recognized $251,165 in interest expense related to its notes payable that were outstanding during the fiscal year.

For the fiscal year ended March 31, 2017, the Company recognized a loss of $48,271 as it wrote off its interest in the RCDC joint venture. In addition, the company recognized $464,725 in proceeds from insurance as other income The Company recognized $253,491in interest expense related to its notes payable that were outstanding during the fiscal year.

NOTE 8 — OPERATING LEASES

The Company leases office space at a location in Greenville, South Carolina. Under the terms of the lease, the Company is obligated to pay escalation rentals for certain operating expenses and real estate taxes. On April 1, 2017, the Company agreed to modify the terms of its lease to reduce the administrative space leased. This amendment reduced the total space leased by approximately 32% and reduced monthly lease payments by approximately $5,000. The Company agreed to extend the lease by 12 months to expire in March 31, 2020. The Company’s landlord provided notice to the Company on June 6, 2018 that it was terminating the lease due to non-payment. The Company is working with the landlord and continues to occupy the facility. The Company considers this a month-to-month arrangement and the landlord is working with ADAMAS to continue leasing the facility once the proposed transaction is completed. The Company leased electrical equipment in its production facility in South Carolina. These leases expired during the 2018 fiscal year.

The Company recognizes lease expense on a straight-line basis and recognized $40,143, $106,848 and $196,820 in lease expense for the three months ended June 30, 2018 and the fiscal years ending March 31, 2018 and 2017, respectively. The Company has other liabilities consisting of deferred rent payable of $0, $0 and $59,046 at June 30, 2018, March 31, 2018 and 2017, respectively.

NOTE 9 — RELATED PARTIES

In September 2013, the Company entered into a series of agreements with SAAMABA, LLC that established a joint venture named Grace Rich, LTD in the People’s Republic of China. Through these agreements, the Company licensed its diamond manufacturing technology to Grace Rich, LTD in exchange for licensing revenue and a 30% equity interest in the joint venture. This joint venture has significantly underperformed the Company’s expectations. In November 2016, the Company entered into a Settlement Agreement and Mutual Release with Grace Rich, LTD and SAAMABA, LLC that terminated all existing agreements and mutually released any potential claims amongst the parties. The Company sold its shares of Grace Rich, LTD for a nominal amount and entered into an amended license with Grace Rich, LTD and SAAMABA, LLC that allows them to continue to operate utilizing our diamond manufacturing technology. The Company has been paid a one-time fee of $600,000 for the amended license. The Company recognized this license fee as revenue during the year ended March 31, 2017.

The Company conducted a convertible note offering during the fiscal year ending March 31, 2017. Two members of our Board of Directors, Bern McPheely and Lewis Smoak, each purchased $20,000 of convertible notes.

In May 2017, the Company initiated the Add-On Notes (See Note 3). Members of our Board of Directors and Officers of the Company participated in this offering. Board members Karl Leaverton, Bern McPheely and Lewis Smoak each purchased $50,000 of Add-On Notes. Gerald McGuire and Jonathan Pfohl purchased $10,000 and $5,000, respectively. In total the directors and officers of Scio invested $165,000 in this note offering.

Given the Company’s financial position, it has been unable to pay its vendors and creditors on a timely basis. Members of the Company Board of Directors have purchased rough diamond material and provided cash advances to the Company to pay certain minimal obligations of the Company. The diamond material purchases were made at fair market value based on similar transactions by the Company. Diamond material purchases by board members are as follow: Bruce Likly purchased $9,232; Karl Leaverton purchased $8,851; Bern McPheely purchased $9,148; and Lewis Smoak purchased $8,438. Cash advances from board members as of June 30, 2018 are as follows: Bruce Likly advanced $3,951; Karl Leaverton advanced $13,146; Bern McPheely advanced $12,588; Lewis Smoak advanced $13,549; and Gerald McGuire advance $1,970. Board members have continued to make additional cash advances to the Company. As of October 31, 2018 the balances of these advances were: Bruce Likly advanced $3,951; Karl Leaverton advanced $24,486; Bern McPheely advanced $23,928; Lewis Smoak advanced $24,853; and Gerald McGuire advance $1,970.

The Company has also been unable to pay its employees and executive officers on a timely basis. The Company’s CEO, Gerald McGuire and CFO, Jonathan Pfohl, have not received cash compensation for their work since June 2017. In addition, Mssrs. McGuire and Pfohl have advanced cash to the Company to pay certain employee-related liabilities. Mr. McGuire has advanced $19,309 and Mr. Pfohl, $4,090.

NOTE 10 — INVESTMENT IN RCDC JOINT VENTURE

On December 18, 2014, the Company entered into an arrangement with Renaissance through the execution of a limited liability company agreement (the “LLC Agreement”) to form RCDC, pursuant to which the Company and Renaissance are each 50% members of RCDC. The arrangement was entered into in order to facilitate the development of procedures and recipes for, and to market and sell, lab-grown fancy-colored diamonds.

From the start of the joint venture through July 2015, the Company committed substantial production capacity to material sold to the joint venture. The sales and financial performance of RCDC has not met the Company’s expectations since it was established. Accordingly, the Company has taken steps to terminate RCDC.

The LLC Agreement calls for the winding up of affairs of RCDC upon termination. While the Company believes it will receive a portion of the inventory of RCDC that will meet or exceed the historical book of our investment and net receivable from RCDC, Renaissance and RCDC have not complied with efforts to liquidate RCDC. As a result of this lack of compliance, the Company believes it is necessary to litigate to compel Renaissance and RCDC to comply with the LLC Agreement.

Due to the non-compliance of Renaissance and RCDC during the year ended March 31, 2017, we have determined that it is appropriate at March 31, 2017 to fully reserve for the value of the accounts receivable, deferred contract costs, and deferred revenue until the liquidation of RCDC is complete. This reserve resulted in a reduction in our accounts receivable of $174,413; deferred contract costs of $142,471; and deferred revenue of $174,280. The net effect of these balance sheet reserves was the recognition of $142,604 in additional cost of goods sold during the year ended March 31, 2017. In addition to the reserves, the Company wrote-off the remaining value of its investment in RCDC. This write-off resulted in the total loss on joint venture of $48,271 during the year ended March 31, 2017.

With the termination of the RCDC joint venture, 550,000 non-vested restricted shares held by Renaissance that would only vest based on the attainment of specific performance criteria were cancelled by the Company. The Company has not recognized any expense for these restricted shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of December 31, 2018, the beneficial ownership of the outstanding common stock by: (i) the persons or groups known to us to be the beneficial owners of more than five (5%) percent of the shares of our outstanding common stock; (ii) each of our named executive officers and current directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Beneficial Ownership
Directors and Named Executive Officers

Karl Leaverton
411 University Ridge, Suite 110, Greenville, SC 29601	333,333		0.5%

Gerald McGuire
411 University Ridge, Suite 110, Greenville, SC 29601	800,000		1.2%

Bernard McPheely
411 University Ridge, Suite 110, Greenville, SC 29601	832,935	(3)	1.3%

Jonathan Pfohl 411 University Ridge, Suite 110, Greenville, SC 29601	535,000		0.8%

Lewis Smoak
411 University Ridge, Suite 110, Greenville, SC 29601	1,010,000		1.6%

All directors and named executive officers as a group (8 persons)	3,511,268		5.4%

Other 5% Stockholders
None

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan and shares held by the named person’s spouse.
(2)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following December 31, 2018. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following December 31, 2018, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Mr. McPheely owns 817,935 common shares issued through the Bernard M. McPheely Revocable Trust u/a DTD May 25, 2011. His spouse directly holds 15,000 shares.

INFORMATION ABOUT THE ACQUIRING COMPANY

ADAMAS ONE CORP.

This section of information has been provided by Adamas One Corp., which is solely responsible for the information and representations in this section.

Business.

History

Adamas One Corp. (“Adamas”) was incorporated on September 6, 2018 in the State of Nevada for the purpose to acquire existing technology to seek to efficiently and effectively produce man-made socially and Eco friendly diamonds. Adamas proposes to seek, investigate and, if warranted, acquire an interest in one or more business opportunity ventures.

Adamas has entered into an asset purchase agreement with Scio Diamond Technology Corporation (“Scio”), whereby it has agreed to acquire certain assets of Scio, consisting primarily of diamond growing machines and intellectual property related thereto, for which Adamas is to pay Scio an aggregate of 1,250,000 shares of common stock and the payment to certain secured lenders of $3.55 million in cash.

At the anticipated time of closing the transaction with Scio Diamond Technology Corporation, Adamas One Corp. will still be a private entity. It will NOT be a publicly reporting entity, and will NOT have any securities registered with the SEC. It is the intention of Adamas to follow the steps to become a public entity as soon as is practical. As such, several of the risks identified below highlight risks of Adamas One Corp., the anticipated public entity. These are included so as to provide a complete and thorough background to Scio’s shareholders who are viewing this information as part of this proxy solicitation.

Business Overview

General

Our activities center on the acquisition of patented Diamond Technology that can be used to produce finished diamonds for retail and jewelry, rough unfinished diamond materials for wholesale and industrial uses. Adamas is in the initial phases of purchasing and commercializing the Diamond Technology and our goal is to become a preferred manufacturer of single crystal diamond and a leading global supplier of diamond materials for multiple applications. Adamas hopes to further shape the evolution of various markets for products and to leverage the technical foundation of the Diamond Technology by expanding into strategic partnerships with select industry leaders with distribution channels already in place to capture high value application opportunities.

Adamas will be a materials company that has purchased proprietary technology through which high quality single crystal diamond materials are produced through a chemical vapor deposition (“CVD”) process (the “Diamond Technology”). Our primary mission is the development of a profitable and sustainable commercial production model for the manufacture and sales of diamond materials, which are suitable for known, emerging and anticipated industrial, technology and consumer applications. Adamas intends to pursue progressive development of core diamond materials technologies and related intellectual property that Adamas hopes will evolve into product opportunities across various applications. We believe these opportunities may be monetized though a combination of end product sales, joint ventures and licensing arrangements with third parties, and through continued development of intellectual property. Anticipated application opportunities for Our diamond materials include the following: precision cutting devices, diamond gemstone jewelry, and other medical science technology.

Our Technology

We are acquiring our Diamond Technology primarily from Scio. Scio focused solely on diamond and developing a process by which large, single-crystal diamond could be grown in a controlled laboratory environment.

The core Diamond Technology that is being acquired by Adamas is based on a CVD diamond growth system. Diamond wafers produced through the Diamond Technology CVD process have been shown to be exceptionally pure, and possess low levels of structural defects. Advances in this technology have dramatically improved the quality, and lowered the cost of high-quality diamond.

The Diamond Technology provides a materials production platform and is supported by intellectual property, including trade secrets, recipes and 36 issued patents (28 in the United States and 8 in foreign jurisdictions).

The Diamond Technology utilizes CVD growth technology to produce diamond crystals. This technology utilizes a highly scalable manufacturing process for producing large size, high-quality diamond crystals at a low cost. Unlike the high-pressure, high-temperature process, known as HPHT, the Diamond Technology process allows for concurrent production of multiple diamond crystals in a short time period.

The diamond crystals are grown on small slices of diamond called “seeds”, These seeds are either grown internally or acquired from third parties. Over time, the technology has been able to transition to larger seeds than previously used. This transition allows the technology to see a substantial increase in the size of the finished diamond material it is producing.

The Diamond Technology can also be scaled through larger capacity diamond growing platforms. Through further R&D Adamas believes it will enable it to increase production by almost fifty percent over the current process in its production with maximum seed size scaling.

Industry

The current market for laboratory-grown diamonds remains largely unknown and uncertain. Sales of laboratory-grown diamond into the gemstone market are thought to be small but growing because of awareness, acceptability and pricing. The industrial market for these products is more developed, but it is diffused globally and Adamas is unable to reliably estimate its size or breadth.

In addition to opportunities in the diamond gemstone market and precision cutting market, we will continue to explore other opportunities for our diamond materials through applications where the unique properties of diamond may be desirable and advantageous, including: alternative energy, optoelectronics, communications, biotechnology, water treatment, quantum computing and the diamond device arenas.

Competitive factors that will influence the market for our products include product quality, consistency of supply and price. We believe that we will be able to compete on the basis of these factors. We believe that we will be able to reliably and efficiently produce lab-grown diamond possessing substantially the same qualities and characteristics of their mined diamond counterparts.

Gemstones

Within the gemstone industry, our single-crystal diamond can be used in jewelry products requiring the highest quality gemstones and can be regularly grown in matched color sets ranging in polished sizes from 5-points (0.05 carats) to over 2 carats. Our diamond may be well suited for jewelry featuring matching diamonds of various sizes, clarities and colors, diamond engagement rings, and fashion jewelry. The potential consistency and other potential characteristics of lab-grown diamond gemstones grown using the Diamond Technology may provide advantages over their mined counterparts in areas that matter to jewelers, jewelry manufacturers and consumers, with potential characteristics such as:

1.	Equal quality and brilliance of diamond product;

2.	Matched sizes, colors and clarities (particularly in goods ranging in sizes from 0.05 - 0.50 carats);

3.	Consistency of diamond finish due to high quality;

4.	Opportunity for color palette of diamond gemstones; and

5.	Lack of negative issues that surround mined diamonds that are generally related to environmental and social concerns.

We will seek to establish and maintain market acceptance through consumer education and industry cooperation. We intend to educate retailers and consumers on the physical properties of our lab-grown diamond as compared to mined diamond and quality of our lab-grown diamond.

Commercial, Industrial and Technological Applications

Diamond has exceptional qualities for use in advanced electronics and optics applications, but to date, development progress has been slow because of, among other things, mined diamond’s relative scarcity and high cost. Diamond’s unique hardness, clarity and thermal characteristics have made it highly desirable for scientific use for decades. However, material consistency issues and economics have created barriers to mass application adoption of diamond. We believe that our patented technology and production approach will give us the ability to improve the quality and lower the cost of producing diamond materials, creating the opportunity for usage in a wider range of applications.

The demand for computing and communications products has increased significantly. As devices become more intelligent and ubiquitous, the need for connectivity at very high speeds, data intensive storage needs and ever-faster computer processors are pushing the limits of conventional silicon-based devices. Diamond enables these technologies to move past their current limitations and may be able to facilitate the development of next-generation devices in key areas such as wireless networking, optical storage, and high speed computing.

Adamas anticipates several opportunities to monetize our patented technology and production approach in various technological applications. Pursuit of these opportunities is expected to be directed in part in concert with strategic partners.

Several of diamond’s properties provide significant advantages over other materials used in devices/systems such as high power switches, radiation detectors, and microwave windows suitable for use in plasma fields or other nuclear reactor high-electromagnetic interference (“EMI”) environments.

Industrial diamonds already comprise what we estimate is a $1 billion-plus market per year, but consist of low-quality diamonds that have primarily been utilized in rudimentary cutting and polishing devices. These diamond materials are largely in the form of diamond grit and diamond dust. Through the introduction of higher-quality relatively large diamond materials, substantial growth is anticipated for the industrial diamond market. As previously noted, we have initially experienced this in precision cutting devices.

The diamond and diamond-like materials historically used in the development of these non-gem applications have various limitations that have formerly impeded progress in optoelectronics and other technology applications. As our production volume increases and manufacturing costs continue to decrease due to our capacity expansion, we anticipate that our diamond materials will provide a viable and potentially economically preferred alternative for many of these highly-valued electronic, optical and industrial applications.

In order to more fully explore the opportunities discussed above, we intend to acquire production of high quality diamond materials and to pursue related commercial opportunities. Currently, we intend to continue to explore opportunities in the precision cutting devices market while concurrently seeking distribution opportunities for our lab-grown diamond gemstones.

The Industry and Competition

Lab-grown diamond gemstones and diamond materials for use in industrial applications face competition from established producers and sellers of mined diamonds, including companies such as De Beers, and other known and current and potential future manufacturers of lab-grown diamonds. Our competitors include large multi-national gemstone diamond companies as well as start-up and development-stage gemstone diamond and technology companies, some of whom we may not be aware. Many of our competitors have significantly greater financial, technical, manufacturing and marketing resources and greater access to distribution channels than the Company. Many of our competitors may be able to devote substantially greater resources to promotion and systems development than we can. Barriers to developing competitive technology in our market may not be sufficient to prevent competitors from entering the industry, and current and new competitors may be able to develop competing diamond at a relatively low cost. We believe that our success will depend heavily upon whether we can achieve significant market acceptance before our potential competitors are able to introduce broadly accepted competitive products.

Companies that produce lab-grown diamonds and who may compete with Adamas in one or more of its markets include Element Six, a privately held subsidiary of De Beers, AOTC Group NV (Netherlands), Pure Grown Diamond/IIa Technologies (USA, Singapore & Malaysia), Washington Diamond/Carnegie Institute, Sumitomo Electric Industries, Ltd., Diamond Foundry and Cornes Technologies (Japan). Other companies could seek to introduce lab-grown diamonds or other competing diamonds or to develop competing processes for production of lab-grown diamonds and diamond materials. We believe that competition will increase as demand for diamond materials increases for use in industrial and technology applications and as lab-grown diamonds continue to gain market acceptance.

Our Product(s)

We intend to produce on a large scale high quality finished and raw diamond materials and to pursue related commercial opportunities.

Government Regulations

Laboratory technology activities are subject to various federal, state, foreign and local laws and regulations, which govern research, lab development, taxes, labor standards, occupational health, and waste disposal, protection of the environment, mine safety, hazardous substances and several other matters. We believe that we are in compliance in all material respects with applicable technology, health, safety and environmental statutes and the regulations promulgated by the relevant jurisdictions. Currently, there are no costs associated with our compliance with such regulations and laws. Certain federal and state laws and regulations govern the testing, creation and sale of the types of diamond we intend to produce. The United States Federal Trade Commission (“FTC”) and other comparable regulatory authorities in the United States and in foreign countries may extensively and rigorously regulate our lab-grown diamond, product development activities and manufacturing processes. In the United States, the FTC regulates the introduction and labeling of gemstone diamond. We may be required to:

•	Obtain clearance before we can market and sell our lab-grown diamond;

•	Satisfy content requirements applicable to our labeling, sales and promotional materials;

•	Comply with manufacturing and reporting requirements; and

•	Undergo rigorous inspections.

The process of obtaining marketing clearance for new gemstone diamond from the FTC may prove costly and time consuming. The FTC has approved use of the term “cultured” to describe the diamond Adamas intends to sell as gemstones. The FTC has stated its newest guidelines in regards to lab grown diamonds in its September 2018 ruling in which the Federal Trade Commission recently amended its Jewelry Guides to help prevent deception in jewelry marketing. With new guidance for the jewelry industry, its wide-ranging ruling is a welcome relief to the man-made diamond industry and a migraine-sized headache for the mined-diamond industry. At the end of the day, it’s consumers who will benefit most from the new ruling.

The FTC based its decision in favor of scientific facts, not the mined-diamond industry lobby, giving consumers real information on which to make informed diamond purchasing decisions.

The ruling is simplicity itself. A diamond is a diamond no matter whether it is grown in a lab or comes out of the ground.

“The Commission no longer defines a ‘diamond’ by using the term ‘natural’ because it is no longer accurate to define diamonds as ‘natural’ when it is now possible to create products that have essentially the same optical, physical, and chemical properties as mined diamonds,” the FTC ruled.

This brings much needed clarity to consumers who have been confused by the convoluted language previously specified by the FTC to market man-made diamonds. Before it was necessary for laboratory diamond marketers to precede the word diamond with terms like “laboratory-grown,” “laboratory-created” or worse “synthetic.”

Another change giving fits to the mined-diamond industry is now laboratory-diamonds can call their products gems or gemstones. Previously banned words for lab-grown diamonds also included stone, real, genuine and birthstone. The FTC calls their previous guidelines in this regard, “circular, inadequate guidance that relied on highly subjective judgments.”

Without a doubt, the most significant change for marketing lab-grown diamonds is now the man-made diamond industry can call its products cultured. This has been the term the mined-diamond industry has fought hardest against, since it drew direct references from something consumers clearly understand – cultured pearls – rather than obfuscating consumers with complicated and confusing terminology.

The parallels between cultured pearls and cultured diamonds are precise. A lab-grown diamond requires a crystalize diamond seed to grow, just like a seed is manually placed in an oyster to grow a cultured pearl.

Our lab-grown diamonds must also comply with similar laws and regulations of foreign countries in which we market such diamond. In general, the extent and complexity of gemstone diamond regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. Should it prove necessary, there can be no assurances that our lab-grown diamond will obtain any necessary foreign clearances on a timely basis, or at all.

Federal, state, local and foreign laws and regulations (especially those regarding approval of gemstone diamond) are always subject to change, and could have a material adverse effect on the testing and sale of our lab-grown diamond and, therefore, our business.

Research and Development

Our research and development activities have been limited to date. We expect to invest in new technology and intellectual property development to further improve production efficiencies and develop new products in the future.

Environmental Regulations

Our operations will be subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Employees

As of January 1, 2019, we had 2 employees, our founder and CEO, Mr. Grdina and our Production Manager, Mr. Stephen Adams. During the calendar year ending December 31, 2019 (dependent on our financing and available working capital), Mr. Grdina will devote at least 20 hours a week to us and may increase the number of hours as necessary. Mr. Grdina is allowed to devote this time to Adamas as he is not limited or restricted from being involved with us by his other business operations. Mr. Grdina currently has no agreement with Adamas which provides for payment of his services. We may be limited in seeking the employment of others to assist in future operations. Our founder and CEO’s current plan is to provide all administrative and planning work without any cash compensation while he seeks other sources of funding for Adamas and its business plan.

Mr. Grdina has been compensated through the form of common stock in Adamas, and will forego any payments for his services until after the completion of the acquisition of Scio’s assets. It is his belief that these actions are in the best interest of Adamas and its prospective investors. We may in the future use other employees, independent contractors and consultants to assist in many aspects of our business on an “as needed” or per project basis pending adequate financial resources being available or their ability to defer payment for their services.

Risk Factors.

RISKS RELATED TO THE BUSINESS

Adamas is and will continue to be completely dependent on the services of its founder, president, and CEO, John Grdina, the loss of whose services may cause its business operations to cease, and Adamas will need to engage and retain qualified employees and consultants to further implement its strategy.

Our operations and business strategy are completely dependent upon the knowledge and business connections of Mr. Grdina, our founder and CEO. He is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason, or if he becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find personnel, it is uncertain whether we could find someone who could develop and execute our business along the lines described herein. We will fail without the services of Mr. Grdina or an appropriate replacement(s).

We intend to acquire key-man life insurance on the life of Mr. Grdina naming Adamas as the beneficiary when and if we obtain the necessary resources to do so and he is insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such key-man life insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel or independent contractors to further our business efforts.

Mr. Grdina’s outside employment commitments do not limit or restrict him from being involved with Adamas.

Because we have recently commenced business operations, we face a risk of business failure.

We were formed on September 6, 2018. Most of our efforts to date have been related to executing our business plan, raising capital, negotiating the acquisition transaction with Scio and commencing business operations. Through December 31, 2018 we have had no revenues. We face a risk of business failure. The likelihood of success must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new business and the competitive environment in which we will operate. There can be no assurance that future revenues from sales of our intended products or services will occur or be significant enough or that we will be able to sell at a profit, if at all. Future revenues or profits, if any, will depend on many factors, including, but not limited to, initial (and continued) market acceptance of our products or services and the successful implementation of the planned strategy.

Adamas will have only recently acquired assets through the Scio acquisition, but will take some time to develop products or services that are saleable in the marketplace. We may not be able fully develop any product or service in the future because of a lack of funds or financing to do so. In order for us to fully develop products or services, we must be able to secure the necessary financing and distribution chain. In the early stages of operations, we will attempt to keep costs to a minimum. The cost to develop our products or services as currently outlined may very well be in excess of $4,000,000.

Our future profitability, if any, could be materially and adversely impacted if our products or services were to experience poor operating results. Our ability to achieve profitability will be dependent on the ability of our future products or services to generate sufficient operating cash flow to fund future growth or acquisitions. There can be no assurance that our future results of operations will be profitable or that our strategy will be successful or even begin to generate any revenues.

We may not have or ever have the resources or ability to implement and manage our growth strategy.

Although we expect to experience growth based on the ability to implement and execute our business strategy, significant operations may never occur because the business plan may never be fully implemented because of the lack of funds in order to do so. If our growth strategy is implemented, of which no assurances can be provided, a significant strain on management, operating systems or financial resources may be imposed. Failure by the Company’s management to manage this expected growth, if it occurs, or unexpected difficulties are encountered during this growth, could have a material adverse impact on our results of operations or financial condition.

Our ability to operate profitable revenue generating products or service lines (if we are able to establish any product or service lines at all) will depend upon a number of factors, including: (i) identifying appropriate and satisfactory sales channels; (ii) generating sufficient funds from our then-existing operations or obtaining third-party financing or additional capital to develop new product or service lines; (iii) our management team and our financial and accounting controls; and (iv) staffing, training and retention of skilled personnel, if any at all. These factors most likely will be beyond our control and may be adversely affected by the economy or actions taken by competing businesses. Moreover, potential products or services that may meet our focus and other criteria for developing new products or services, if we are able to develop or acquire at all, are believed to be severely limited. There can be no assurance that Adamas will be able to execute and manage a growth strategy effectively or at all.

We may not be successful in hiring technical personnel because of the competitive market for qualified people.

Our future success depends largely on its ability to attract, hire, train and retain highly qualified personnel to develop and manufacture our products. Competition for such personnel may be intense. There can be no assurance that Adamas will be successful in attracting and retaining the specific personnel it requires to conduct and expand its operations successfully or to differentiate itself from its competitors. Our results of operations and growth prospects could be materially adversely affected if Adamas were unable to attract, hire, train and retain such qualified personnel.

Fluctuations in our financial results make quarterly comparisons and financial forecasting difficult.

Our future or projected quarterly operating results may vary and reduced levels of earnings or continued losses may be experienced in one or more quarters. Fluctuations in our quarterly operating results could result from a variety of factors, including changes in the levels of revenues, the size and timing of orders, changes in the mix of future projects, the timing of new offerings by Adamas or its competitors, new office openings by the Company, changes in pricing policies by Adamas or its competitors, market acceptance of new and enhanced services offered by Adamas or its competitors, changes in operating expenses, availability of qualified personnel, disruption in sources of related product and services, the effect of potential acquisitions and industry and general economic factors. Adamas will have limited or no control over many of these factors. Our expenses we believe will be based upon, in part, on its expectation as to future or projected revenues. If revenue levels are below expectations, operating results are likely to be adversely affected.

Because of these fluctuations and uncertainties, our future operating results may fail to meet the expectations of investors. If this happens, any trading price of our common stock could be materially adversely affected.

There are significant potential conflicts of interest.

Our personnel will be required to commit substantial time to our affairs and, accordingly, these individual(s) (particularly our founder and CEO) may have a conflict of interest in allocating management time among business activities. In the course of other business activities, certain key personnel (particularly our founder and CEO) may become aware of business opportunities which may be appropriate for presentation to us, as well as other businesses with which they are affiliated. As such, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented to. We cannot provide any assurance that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Adamas are being made only in accordance with authorizations of management and/or directors of the Company; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will be required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining all public reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. We estimate these costs to be in excess of $150,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $75 million in market capitalization or we decide to opt-out of the “emerging growth company” as defined under the JOBS Act. This exemption is available to us under the JOBS Act or until we have been public for more than five years.

If our revenues are insufficient or non-existent, and/or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

Having only one director limits our ability to establish effective independent corporate governance procedures and increases the control of our founder, president, and CEO.

We have only one director who serves as our sole officer. Accordingly, we cannot establish board committees comprised of independent members to oversee such functions as compensation or audit issues. In addition, currently a vote of the board is decided in favor of the chairman (who is our sole officer), which gives him complete control over all corporate issues.

Until we have a larger board of directors that include independent members, if ever, there will be limited oversight of our CEO’s (and founder’s) decisions and activities with little ability for minority stockholders to challenge or reverse such activities and decisions, even if they are not in the best interests of minority stockholders.

RISKS RELATED TO OUR COMMON STOCK

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

We do not have a committed source of financing. Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized (100,000,000) shares but unissued (84,853,234) shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, further dilute common stock book value, and that dilution may be material.

The interests of stockholders may be hurt because we can issue shares to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our company.

Our Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other stockholders. Our ability to issue shares without stockholder approval serves to enhance existing management’s ability to maintain control of our company.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and directors.

Our Articles of Incorporation provide for indemnification as follows: “Except as hereinafter provided, the officers and directors of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. This limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distributions prohibited by Nevada Revised Statutes Section 78.300”.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. We intend to contact a market maker to file an application to trade our common stock on the Over-the-Counter Market. There can be no assurance that the market maker’s application when filed will be accepted nor can we estimate as to the time period that the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether:

(i)	any market for our shares will develop;

(ii)	the prices at which our common stock will trade; or

(iii)	the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the Over-the-Counter market, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Adamas (“DTC”) to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today, means that shares of a Adamas will not be traded (technically the shares can be traded manually between accounts, but this may take many days and is not a realistic option for issuers relying on broker dealers for stock transactions. What this boils down to is while DTC-eligibility is not a requirement to trade on the Over-the-Counter market, it is a necessity to process trades if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

In addition, our common stock is unlikely to be followed by any financial analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Adamas and general economic and market conditions. No assurances can be provided that an orderly or liquid market will ever develop for our common stock.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the Over-the-Counter market. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions’ payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Adamas management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our stockholders. Accordingly, investors should consider the secondary market for our securities to be a limited one.

Our board of directors (consisting of one person, our founder, president, and CEO) has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our founder and CEO to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

Upon the completion of this Offering, our founder and CEO will beneficially own an aggregate of 60 percent of our common stock. Because of his beneficial stock ownership, our founder, and CEO will be in a position to continue to elect our Board of Directors, decide all matters requiring stockholder approval and determine our policies. The interests of our founder and CEO may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. Minority stockholders would have no way of overriding decisions made by our founder and CEO. This level of control may have an adverse impact on the market value of our shares because our founder and CEO may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community or may sell sufficient numbers of shares to significantly decrease our price per share.

All of our presently issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently outstanding shares of common stock (15,146,766 shares) are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six (6) months if purchased from a reporting issuer or twelve (12) months (as is the case herein) if purchased from a non-reporting Company, may, under certain conditions, sell all or any of his shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of one percent of our outstanding common stock every three months. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities of an SEC reporting company that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors (currently one person) are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Some of these corporate governance measures have been metered by the JOBS Act of 2012.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

Properties.

Adamas currently maintains an executive office at 1600 N. 80th St., Suite C, Scottsdale, Arizona 85260. Additionally, Mr. Grdina occasionally will utilize his home office to conduct business on Adamas’ behalf. Mr. Grdina does not receive any remuneration for the use of his home office. Adamas does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented. Adamas will have offices and a manufacturing facility in Greenville, SC after completion of the Scio acquisition.

Security Ownership of Certain Beneficial Owners and Management.

The following table presents information, to the best of Adamas’ knowledge, about the beneficial ownership of its common stock as of January 1, 2019, held by those persons known to beneficially own more than 4.99% of its capital stock and by its directors and executive officers. The percentage of beneficial ownership for the following table is based on 15,146,766 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after January 1, 2019 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Name of Officer, Director or Beneficial Owner (1)	Number of Shares	Percent of Outstanding Shares of Common Stock (2)
John Grdina, sole officer and director(3)	11,600,000	76.6%

Directors, Officers and Beneficial Owners as a Group	11,600,000	76.6%

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of Adamas, 10645 N. Tatum Road, Phoenix, Arizona 85028.

(2)	Figures are rounded to the nearest tenth of a percent.

(3)	Includes (i) 9,500,000 shares held by Diamond Technologies, LLC, a company controlled by Mr. Grdina, and (ii) 1,500,000 shares held by two of Mr. Grdina’s children.

This table does not reflect issuance of the 1,250,000 shares in the proposed transaction with Scio Diamond Technologies, Inc.

Directors and Executive Officers.

All directors of Adamas hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. Officers of Adamas are appointed by its Board and hold office until their death, resignation or removal from office. Adamas’ director and executive officer, his age, positions held, and duration as such, are as follows:

Name	Age	Title	Date First Appointed
John “Jay” Grdina	51	CEO/President, Secretary, Treasurer and Chairman of the Board (sole director)	September 6, 2018

John “Jay” Grdina - Mr. Grdina is the sole officer and director of Adamas. Prior to founding Adamas, Mr. Grdina was the founder of AMMO, Inc. (OTCQB: POWW), a publicly traded and SEC reporting issuer, where he served from 2016- 2019. From 2012 through 2015 Mr. Grdina was previously a director and executive officer of NOHO, Inc., a publicly traded and SEC reporting issuer. Mr. Grdina was the founder and former CEO of Club Jenna, Inc., which was sold to Playboy Enterprises in 2006. While at Playboy Enterprises from 2006 to 2009, Mr. Grdina was a Senior Vice President and the President of Production at Playboy responsible for all aspects of Television and Video Production. After serving as a Senior Vice President for Playboy, he went on to create the celebrity blogging sensations TheDirty.com and Kikster.com. Mr. Grdina was named one of Details Magazine’s Most Successful Men (#10) under the Age of 37 in America. Additionally, he has been the subject of feature articles for both Forbes and Rolling Stone.

Executive and Director Compensation.

Adamas’ current officer and director does not receive any compensation for services rendered. Adamas intends to recruit and retain additional management and employees once operations increase. In addition, in the future Adamas may issue shares of common stock to compensate officers and directors for services rendered on its behalf.

Certain Relationships and Related Transactions, and Director Independence.

The only promoter of Adamas is Mr. Grdina, founder, sole officer and director. Because Mr. Grdina is our sole officer and director, he is not considered independent under any stock exchange listing rules.

Adamas issued 600,000 shares of its common stock to Mr. Grdina, in exchange for $600 in cash and 9,500,000 shares of its common stock to Diamond Technologies, LLC, a company controlled by Mr. Grdina, for $9,500 in cash.

Legal Proceedings.

There are no material, existing or pending legal proceedings against Adamas, nor is Adamas involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which Adamas’ director, officer or any affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to Adamas’ interest.

Market Price of and Dividends on Common Equity and Related Stockholder Matters.

Market for our Common Stock

Adamas’ common stock is not listed on any stock exchange or quotation service. Adamas intends to register its common stock with the SEC and apply for quotation of its common stock on a stock exchange or quotation service during fiscal 2019.

Stockholders of Record

As of January 1, 2019, an aggregate of 15,146,766 shares of our common stock were issued and outstanding and owned by 24 stockholders of record.

Recent Sales of Unregistered Securities.

From its inception (September 6, 2018) through December 31, 2018, Adamas issued and sold a total of 15,146,766 shares of common stock to its founders for cash consideration of $15,146.77.

All of the above-described issuances were exempt from registration pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either Adamas or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Description of Securities.

Introduction. Adamas was incorporated under the laws of the State of Nevada on September 6, 2018. Adamas is authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Preferred Stock. Adamas’ articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock with designation, rights and other preferences determined from time to time by its Board of Directors. No shares of preferred stock have been designated, issued or are outstanding as of January 1, 2019. Accordingly, Adamas’ Board of Directors is empowered, without stockholder approval, to issue up to 10,000,000 shares of preferred stock with voting, liquidation, conversion, and other rights that could adversely affect the rights of holders of its common stock. Adamas has no current intention to issue any shares of preferred stock, there can be no assurance that it will not do so in the future.

Among other rights, Adamas’ Board of Directors may determine, without further vote or action by its stockholders:

•	the number of shares and the designation of the series;

•	whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•	whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•	the rights of the shares of the series in the event of Adamas’ voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Adamas presently does not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of Adamas. This may delay, defer or prevent a change of control in Adamas or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of Adamas common stock and could adversely affect the rights and powers, including voting rights, of the holders of Adamas common stock.

Common Stock. Adamas’ certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock. There were 15,146,766 shares of common stock issued and outstanding at January 1, 2019 held by 24 stockholders. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the Board of Directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Adamas’ affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Unissued Capital Stock. Nevada law does not require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock (or preferred stock) may be to enable Adamas’ Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Adamas’ Board of Directors by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of its management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Stockholder Matters. As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward-looking statements does not apply to Adamas if its shares are considered to be penny stocks which they currently are and probably will be for the foreseeable future. Although the federal securities law provide a safe harbor for forward-looking statements made by a public Adamas that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, Adamas will not have the benefit of this safe harbor protection in the event of any claim that the material provided by it contained a material misstatement of fact or was misleading in any material respect because of Adamas’ failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, Adamas is subject to the Nevada Revised Statutes (“NRS” or “Nevada law”). Certain provisions of Nevada law described below create rights that might be deemed material to its stockholders. Other provisions might delay or make more difficult acquisitions of Adamas stock or changes in its control or might also have the effect of preventing changes in its management or might make it more difficult to accomplish transactions that some of its stockholders may believe to be in their best interests.

Directors’ Duties. Section 78.138 of Nevada law allows Adamas’ directors and officers, in exercising their powers to further Adamas’ interests, to consider the interests of its employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and Adamas’ long-term and short-term interests and stockholders, including the possibility that these interests may be best served by Adamas’ continued independence. Adamas’ directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in Adamas’ best interest. Adamas’ Board of Directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause Adamas’ assets to be less than its liabilities, render Adamas insolvent, or cause Adamas to file for bankruptcy protection

Dissenters’ Rights. Among the rights granted under Nevada law which might be considered material is the right for stockholders to dissent from certain corporate actions and obtain payment for their shares (see NRS 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if stockholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

A stockholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the stockholder are part of a class of shares which are:

•	listed on a national securities exchange,

•	included in the national market system by the FINRA, or

•	held of record by not less than 2,000 holders.

This exception notwithstanding, a stockholder will still have a right of dissent if it is provided for in the articles of incorporation or if the stockholders are required under the plan of merger or exchange to accept anything but cash or owner’s interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that stockholders are to have the right to inspect Adamas records (see NRS 78.105). This right extends to any person who has been a stockholder of record for at least six months immediately preceding its demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Stockholders having this right are to be granted inspection rights upon five days’ written notice. The records covered by this right include official copies of:

i.	the articles of incorporation, and all amendments thereto,

ii.	bylaws and all amendments thereto; and

iii.	a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of a stock ledger or duplicate stock ledger, Nevada law provides that a corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions and Certain Business Combinations. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered Adamas from exercising voting rights. Further, Sections 78.411 to 78.444 of the Nevada law could have restricted Adamas’ ability to engage in a wide variety of transactions with an “interested stockholder”.

To the extent that these rights support the voting power of minority stockholders, these rights may also be deemed material. These provisions would be applicable to Adamas as soon as it has 200 stockholders of record (and that has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 for business combinations) with at least 100 of these having addresses in Nevada as reflected on its stock ledger and/or . While Adamas does not yet have the required number of stockholders in Nevada or elsewhere, it is possible that at some future point Adamas may reach these numbers and, accordingly, these provisions would be become applicable. However, Adamas has exempted itself from the restrictions imposed by NRS 78.378 to 78.3793 and 78.411 to 78.444 in its articles of incorporation.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Indemnification of Directors and Officers.

None of Adamas’ directors will have personal liability to it or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in Adamas’ articles of incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to Adamas or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

Adamas’ bylaws provide for indemnification of its directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Adamas if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Adamas’ officers and directors are accountable to it as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Adamas. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to Adamas, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Adamas in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from Adamas.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 7, 2019

You may obtain copies of our public filings, including this Proxy Statement, the Amended Asset Purchase Agreement, the Registration Rights agreement and the form of proxy relating to the Special Meeting, without charge from the Securities and Exchange Commission’s (the “SEC’s”) website at www.sec.gov.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from stockholders. Generally, stockholders who have questions or concerns should contact our Investor Relations department at (864) 751-4880 or via electronic mail at investorrelations@sciodiamond.com. Stockholders and other interested parties may contact any member (or all members) of the Board, the non-management directors as a group, any committee of the Board or any chairperson of any such committee by mail or electronic mail. To communicate with the Board, any individual director, the non-management group or any committee of directors by mail, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title and sent to Scio Diamond Technology Corporation, Attention Investor Relations, 411 University Ridge, Suite 110, Greenville, SC 29601. To communicate with any of our directors electronically, Stockholders should send an email addressed to the Board or any such individual directors or group or committee of directors by either name or title to investorrelations@sciodiamond.com.

All communications received as set forth in the preceding paragraph will be opened by the Investor Relations department for the sole purpose of determining whether the contents represent a message to our directors. The Investor Relations department will forward copies of all correspondence that, in the opinion of the Investor Relations department, deal with the functions of the Board or its committees or that it otherwise determines requires the attention of any member, group or committee of the Board.

The Company has not held an annual meeting in recent years and does not plan to hold one, so no date for presenting shareholder proposals can be provided.

###

APPENDIX A: Asset Purchase Agreement

AMENDED ASSET PURCHASE AGREEMENT

This Amended Asset Purchase Agreement, dated as of January 31, 2019 (this “Agreement”), by and between SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation (“Seller”) and ADAMAS ONE CORP., a Nevada corporation (“Buyer”). This Amended Agreement amends, supersedes and replaces the Asset Purchase Agreement between the parties dated as of November 30, 2018, in its entirety.

Recitals

WHEREAS, Seller is engaged exclusively in the business of designing, manufacturing, marketing, selling and distributing man-made diamond technology (when referring to the business of Seller, the “Business”);

WHEREAS, Heritage Gemstone Investors, LLL, a South Carolina limited liability company (“HGI”) and certain other secured lenders, currently hold secured promissory notes totaling $2.994 Million Dollars, which are currently in default, inclusive of principal and accrued interest payable by Seller to HGI and certain other pari passu secured lenders pro rata (the “Secured Debt”);

WHEREAS, Buyer wishes to purchase the Secured Debt from HGI and the other secured lenders and subsequently exchange the Secured Debt as partial consideration for the purchase of substantially all of the Assets of Seller;

WHEREAS, Seller wishes to sell, assign, transfer, convey and deliver to Buyer following the purchase of the Secured Debt by Buyer, and Buyer wishes to purchase from Seller (in exchange for cancellation of the Secured Debt and other consideration set forth herein), substantially all of the Assets, and assume from Seller certain specified Liabilities, of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01        Definitions. The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.02(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Act” means the Securities Act of 1933, as amended.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Anticorruption Laws” has the meaning set forth in Section 4.34(a).

“Assigned Contracts” has the meaning set forth in Section 2.02(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.02(n).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(g).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certifications” shall mean all product certifications and ratings.

“Claim Threshold” has the meaning set forth in Section 6.16(d).

“Claim Threshold Date” has the meaning set forth in Section 6.16(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Debt Purchase Agreements” has the meaning set forth in Section 2.01.

“Deed” has the meaning set forth in Section 3.02(a)(v).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” shall have the meaning set forth in Section 3.01.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emission reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets in each case as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or relating to: (a) the presence, Release of, or exposure of any Person to, any Hazardous Materials or the investigation, sampling, monitoring, treatment, remediation, storage, removal or cleanup of Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any and all applicable Laws and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection or clean-up of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, remission, release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, but it not limited to, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“FCPA” has the meaning set forth in Section 4.35(a).

“Financial Statements” has the meaning set forth in Section 4.06.

“Financing” has the meaning set forth in Section 7.02(q).

“FIRPTA Certificate” has the meaning set forth in Section 7.02(n).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (a) all obligations of Seller for borrowed money, whether current or funded, secured or unsecured; (b) all obligations of Seller for the deferred purchase price of any property or services; (c) all obligations of Seller under capital leases or leases that in accordance with GAAP are or will be required to be capitalized; (d) all obligations, contingent or otherwise, of Seller in respect of bankers’ acceptance or letters of credit; (e) all obligations of Seller to independent contractors or otherwise related to independent contractor services; (f) all obligations of Seller related to employee bonuses or other incentive payments for calendar year 2016; (g) all obligations of Seller relating to any of Seller’s vehicles; and (h) all obligations, contingent or otherwise, of Seller in respect of any accrued interest, success fees, prepayment penalties, and other costs and expenses associated with the repayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Initial Reimbursement Amount” has the meaning set forth in Section 6.16(b).

“Initial Warranty Costs Statement” has the meaning set forth in Section 6.16(b).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or an Affiliate and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“Inventory” has the meaning set forth in Section 2.02(c).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after due inquiry, of Gerald McGuire, Jonathan Pfohl, Bernard McPheely, Bruce Likely, Karl Leaverton, Lewis Smoak and Ben Wolkowitz.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14(b).

“Leases” has the meaning set forth in Section 4.14(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, loss of future revenue or income, loss of business reputation or opportunity relating to a breach of this Agreement, loss based on diminution in value or multiple of earnings and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance recovery.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of Seller relating to the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(a).

“Nevada Tax Claim” has the meaning set forth in Section 8.04(e)(ii).

“Nevada Sales Tax Claim” has the meaning set forth in Section 8.04 (e)(iii).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of May 7, 2018, between Seller and Buyer.

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Previous Statement” has the meaning set forth in Section 6.16(d).

“Product Claims” has the meaning set forth in Section 4.28.

“Purchase Price” has the meaning set forth in Section 2.06(a).

“Purchased Assets” has the meaning set forth in Section 2.02.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reviewed Financial Statements” has the meaning set forth in Section 4.06.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.22(d).

“Section 503” has the meaning set forth in Section 4.25(e).

“Secured Debt” has the meaning set forth in the recitals.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” shall mean shares of Buyer’s restricted common stock, $0.001 par value per share, to be issued to Seller as part of the Purchase Price.

“South Carolina Employer Contribution Claim” has the meaning set forth in Section 8.04(iv).

“South Carolina Tax Claim” has the meaning set forth in Section 8.04(e)(i).

“Stockholder” shall mean the Persons holding shares of the Seller’s equity securities.

“Subsequent Reimbursement Amount” has the meaning set forth in Section 6.16(c).

“Subsequent Warranty Costs Statement” has the meaning set forth in Section 6.16(c).

“Tangible Personal Property” has the meaning set forth in Section 2.02(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Clearance Certificate” has the meaning set forth in Section 6.15.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, the Deed, the Intellectual Property Assignment, the Real Property Purchase Agreement, the Debt Purchase Agreements, the Registration Rights Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Union” has the meaning set forth in Section 4.25(b).

“VEVRAA” has the meaning set forth in Section 4.25(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warranty Claims” has the meaning set forth in Section 6.16(a).

“Warranty Costs” has the meaning set forth in Section 6.16(a).

“Warranty Policies” has the meaning set forth in 6.16(d).

ARTICLE II

Purchase and Sale

Section 2.01        Purchase and Assumption of Secured Debt. At the Closing, HGI and the other secured lenders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from HGI and the other secured lenders, free and clear of any Encumbrances, all of their respective rights, title and interest in, to and under the Secured Debt pursuant to the Debt Purchase and Assumption Agreements (the “Debt Purchase Agreements”) attached hereto as Exhibits A and B. Additionally, HGI shall sell, assign, transfer, convey and deliver to Buyer title to any and all diamond growers currently leased from HGI to Seller.

Section 2.02        Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)          security deposits;

(b)          all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)          all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d)          all Contracts, including Intellectual Property Agreements, including those Contracts set forth on Schedule 2.02(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e)          all Intellectual Property Assets;

(f)           all furniture, fixtures, equipment, machinery, tools, tooling as set forth on Schedule 2.02(f) of the Disclosure Schedules, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(g)          all Owned Real Property and Leased Real Property;

(h)          all Permits, including Environmental Permits, to the extent assignable, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those set forth on Section 4.22(b) and Section 4.23(b) of the Disclosure Schedules;

(i)           all Certifications, including those set forth on Schedule 4.22(c) of the Disclosure Schedules;

(j)           all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(k)          all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(l)           all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

(m)         all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(n)          originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements but excluding personnel files unless the consent of the transferring employee has been received (“Books and Records”); and

(o)          all goodwill and the going concern value of the Business.

Section 2.03        Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)          cash and cash equivalents, other than security deposits;

(b)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)          the assets, properties and rights specifically set forth on Schedule 2.03(d) of the Disclosure Schedules; and

(d)          the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.04        Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge as and when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          50% of negotiated past due rent for the Next Center Location; and

(b)          Selected trade payables, listed on the Interim Balance Sheet up to $x [to be agreed upon].

Section 2.05        Excluded Liabilities. Notwithstanding the provisions of Section 2.04 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Secured Debt and the Assumed Liabilities (the “Excluded Liabilities”). Seller shall each cause their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but shall not be limited to, the following Liabilities of Seller or any Stockholder or any Affiliate:

(a)          any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of counsel, accountants, consultants, advisers and others;

(b)          any Liability for (i) Taxes of or relating to the Business for any period or the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of any kind or description (including any Liability for Taxes that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)          any Liabilities relating to or arising out of the Excluded Assets;

(d)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)          any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)           any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g)          any Liabilities to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, commissions, bonuses, expense reimbursement, paid sick leave, accrued vacation or other paid time off, workers’ compensation, severance, retention, termination or other payments, except for Secured Debt;

(h)          any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(i)           any trade accounts payable (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of the Business;

(j)           any Liabilities relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Sellers’ customers to Seller on or before the Closing Date; (ii) did not arise in the ordinary course of the Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(k)          any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(l)           any Liabilities under any other Contract, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

(m)         any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(n)          any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.06        Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) the cancellation of the Secured Debt, plus (ii) the issuance of one million two hundred fifty thousand (1,250,000) shares of Buyer’s common stock (the “Shares”) to Seller, with nine hundred thousand (900,000) of such Shares subject to the terms of the Registration Rights Agreement attached hereto as Exhibit C, plus (iii) the assumption of the Assumed Liabilities ((i), (ii), and (iii) collectively, the “Purchase Price”).

Section 2.07        Buyer agrees to take all actions necessary or desirable to facilitate the private sale of three hundred fifty thousand (350,000) of the Shares by Seller within ten (10) days of Closing, including introducing Seller to potential purchasers of the Shares at a price of two dollars ($2.00) per Share. Seller intends to sell the 350,000 Shares in order to generate cash to settle outstanding unsecured debts. Further, if Seller is not able to sell such Shares for at least $2.00 per share within such time period, Buyer agrees, within ten (10) days following notice from Seller, to purchase any remaining Shares from Seller, or arrange for such purchase by a third party, for $2.00 per share.

Section 2.08        Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date.

Section 2.09        Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes and other sum that Buyer may be required to deduct and withhold under any provision of state or federal law applicable to the transaction contemplated by this Agreement. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10        Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach of such Contract or Permit or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

Closing

Section 3.01       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DeMint Law, PLLC, 3753 Howard Hughes Parkway, Second Floor Suite 314, Las Vegas, Nevada 89169, at 10:00am, local time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agreed upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing will be deemed effective as of 12:01 AM on the Closing Date (the “Effective Time”).

Section 3.02        Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(v) a power of attorney in form and substance satisfactory to Buyer and duly executed by Seller;

(vi) the Seller Closing Certificate;

(vii) the FIRPTA Certificate;

(viii) with respect to each parcel of Owned Real Property, the Real Property Purchase Agreement, duly executed by Seller;

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement;

(x) new promissory notes evidencing the Secured Debt, which will be immediately cancelled upon Closing; and

(xi) any and all Inventory as well as associated certificates and documents thereof.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(iv) a stock certificate for the Shares;

(v) the Buyer Closing Certificate;

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h) and Section 7.03(i).

(c)          At the Closing, HGI and the other secured debt holders shall deliver to Seller the following:

(i) the Debt Assignment Agreement; and

(ii) original promissory notes evidencing the Secured Debt.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof, each of which representations and warranties is hereby deemed material, and Buyer, in executing and delivering this Agreement, has relied upon the truthfulness, correctness and completeness of each such representation and warranty.

Section 4.01        Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do Business, and Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of the articles of incorporation of Seller, as amended to date (certified by the Nevada Secretary of State) and the Bylaws of Seller, as amended to date (certified by Seller’s Secretary), which have been delivered to Buyer or its counsel, are true, accurate and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Buyer or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and stockholders, and accurately reflect all transactions referred to therein.

Section 4.02        Authorization and Authority. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03        Capitalization. The entire issued and authorized equity of Seller is disclosed in Section 4.03 of the Disclosure Schedules. Except as disclosed in Section 4.03 of the Disclosure Schedules, all of the issued and outstanding equity of Seller has been duly authorized, validly issued, fully paid, and non-assessable and is not subject to, nor was it issued in violation of, any pre-emptive rights, rights of first refusal or similar rights. Except as disclosed in Section 4.03 of the Disclosure Schedules, Seller does not have outstanding any equity or securities convertible or exchangeable into equity, or containing any profit participation features, nor any rights or options to subscribe for or to purchase its equity. Except as disclosed in Section 4.03 of the Disclosure Schedules, Seller has not violated any Laws applicable to the issuance and sale of securities in connection with the offer, sale or issuance of its equity.

Section 4.04        Subsidiaries. Except as disclosed in Section 4.04 of the Disclosure Schedules, Seller has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

Section 4.05        No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which each is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation of Seller (as amended to date), the bylaws of Seller (as amended to date), or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth on Schedule 4.05 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. To the Knowledge of Seller, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 4.06       Financial Statements. Complete copies of the reviewed financial statements consisting of the balance sheet of Seller as at March 31, in each of the years ended March 31, 2018, 2017 and 2016 and the related statements of income and retained earnings, Stockholder’s equity and cash flow for the years then ended (the “Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as at August 31, 2018 and the related statements of income and retained earnings, Stockholder’s equity and cash flow for the five (5) month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as set forth on Schedule 4.06 of the Disclosure Schedules), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the Books and Records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as at March 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as at August 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Except as set forth on Schedule 4.06 of the Disclosure Schedules, Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.07        Undisclosed Liabilities. To Seller’s Knowledge, Seller has no Liabilities, except those which are listed on Schedule 4.07 of the Disclosure Schedules, and those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and there was no basis for the assertion against Seller of any Liability not so reflected or reserved against therein. Seller has no Liability that does not relate to the Business.

Section 4.08        Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any:

(a)          entry into any Contract that would constitute a Material Contract or amendment of any Material Contract;

(b)          incurrence, assumption or guarantee of any Indebtedness for borrowed money or other Liability in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of Business consistent with past practice;

(c)          transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of Business;

(d)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(e)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(f)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(g)          acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(h)          material capital expenditures which would constitute an Assumed Liability;

(i)           imposition of any Encumbrance upon any of the Purchased Assets;

(j)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Seller;

(k)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

(l)           purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of Business consistent with past practice; or

(m)         any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09        Adverse Developments. Since the Interim Balance Sheet Date there have been no material adverse changes in the Purchased Assets or Seller, there has been no act or omission on the part of Seller or, to Seller’s knowledge, others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller, and there is no development or, to Seller’s Knowledge, threatened development of a nature which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller.

Section 4.10        Material Contracts.

(a)          Schedule 4.10(a) of the Disclosure Schedules sets forth each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including, brokerage contracts) listed or otherwise disclosed on Schedule 4.14(a) of the Disclosure Schedules and all Intellectual Property Agreements listed on Schedule 4.15(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than ten (10) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ten (10) days’ notice and all non-competition, non-solicitation and confidentiality agreements from current and former independent contractors, consultants and employees of Seller that are currently in effect;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10.

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To Seller’s Knowledge, none of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.11        Title to Purchased Assets. Seller owns and has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth on Schedule 4.11 of the Disclosure Schedules;

(b)          liens for Taxes not yet due and payable;

(c)          easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(d)          other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.12        Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, tooling, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, and are in good operating condition and repair. None of such buildings, plants, structures, furniture, fixtures, machinery, equipment, tooling, vehicles and other items of tangible personal property included in the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. For purposes of this Section 4.12 only, Purchased Assets shall exclude Seller’s machinery described on Schedule 4.12 of the Disclosure Schedules.

Section 4.13        Sufficiency of Assets. The Purchased Assets constitute, as of the Closing Date, all of the material properties, rights, interests and other tangible and intangible assets necessary to enable the Buyer to conduct the Business in all material respects in the manner in which the Business is currently being conducted by the Seller and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. None of the Excluded Assets are material to the Business.

Section 4.14        Real Property.

(a)          Schedule 4.14(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired each parcel of Owned Real Property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

(i) Seller has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii) Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)          Schedule 4.14(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all right, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)          Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)          The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.15        Intellectual Property.

(a)          Schedule 4.15(a) of the Disclosure Schedules sets forth all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of all file histories, documents, Certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)          Schedule 4.15(b) of the Disclosure Schedules sets forth all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time, or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)          Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such agreements.

(d)          The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)          Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registerability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.16        Inventory. All Inventory, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of fair market value or cost or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.17        OMITTED.

Section 4.18        Backlog. Schedule 4.18 of the Disclosure Schedules sets forth a true and complete description of Seller’s backlog as of the date hereof.

Section 4.19        Customers and Suppliers.

(a)          Schedule 4.19(a) of the Disclosure Schedules sets forth (i) a true, complete and correct customer list showing the twenty (20) largest customers by gross purchases from Seller for each of the two (2) most recent fiscal years (collectively, the “Material Customers”), and (ii) a true, complete and correct supplier list showing (A) the twenty (20) largest suppliers by gross sales to Seller for each of the two (2) most recent fiscal years and (B) all suppliers of Seller who are the sole source of such supply (collectively, the “Material Suppliers”).

(b)          Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, during the twelve (12)-month period ending on the date of this Agreement, no Material Customer or Material Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply Seller. During the twelve (12)-month period ending on the date of this Agreement, no Material Customer has notified Seller of its intention to return products sold by Seller with an aggregate value in excess of Ten Thousand Dollars ($10,000). To the Knowledge of Seller, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which are reasonably likely to give rise to a claim by Seller against any of its customers or suppliers or any claim by a customer or supplier against Seller. During the twelve (12)-month period ending on the date of this Agreement, Seller has not entered into any Contract with customers or suppliers, except in the ordinary course of business.

Section 4.20        Insurance. Schedule 4.20 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since March 31, 2016. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.21        Legal Proceedings; Governmental Orders. Except as disclosed in Section 4.21 of the Disclosure Schedules,

(a)          There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.22        Compliance With Laws; Permits; Certifications; SEC Reports.

(a)          Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.22(b) of the Disclosure Schedules sets forth all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.22(b) of the Disclosure Schedules.

(c)          Schedule 4.22(c) of the Disclosure Schedules sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened.

(d)          Seller’s issued and outstanding shares of common stock are registered pursuant to Section 12(g) of the Exchange Act, and Seller, except as set forth on Schedule 4.22(d) of the Disclosure Schedules, has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act for the three (3) years preceding the date of this Agreement (or such shorter period as Seller was required by law or regulation to file such material) (all of the foregoing filed within the period of three (3) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension.  Seller has delivered to Buyer or its representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Seller included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of Seller to Buyer which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made and not misleading.

(e)          Seller is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 to small business issuers that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(f)          Neither Seller nor any of its Affiliates is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23        Environmental Matters.

(a)          The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, and to the Knowledge of Seller there is no threatened: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Seller has obtained and is in material compliance with all Environmental Permits (each of which is set forth on Schedule 4.23(b) of the Disclosure Schedules) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, no outstanding written notice of revocation, cancellation or termination of any Environmental Permit has been received by Seller, and there are no Actions pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation or termination of any Environmental Permit. Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to each such Environmental Permit, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials under any Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the threatened Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material.

(e)          Schedule 4.23(e) of the Disclosure Schedules sets forth a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)           Schedule 4.23(f) of the Disclosure Schedules sets forth a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)          Seller has not retained or assumed, by contract or operation of Law any Liabilities of any Person under Environmental Law.

(h)          Seller has provided or otherwise made available to Buyer and set forth on Schedule 4.23(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)           To Seller’s Knowledge, there is no condition, event or circumstance arising from or relating to compliance with Environmental Laws that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)           Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth on Schedule 4.23(j) of the Disclosure Schedules) and has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. There is no condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.24        OMITTED.

Section 4.25        Employment Matters.

(a)          Schedule 4.25(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) status, title and/or position (including whether an employee or contractor, whether full-or part-time and whether exempt or non-exempt); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus and any other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors and consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)          Seller is not, and has never been, a party to, bound by or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)          Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, employee classification or overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence (including paid sick leave) and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)          Seller has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)          With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.26        Taxes.

(a)          All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)           There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)           None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)           None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.27        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.28        Products Liability. There is no Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instruction for use), documentation or sale of products (collectively, “Product Claims”; and, to the Knowledge of Seller, there is no basis for any such Product Claim. To the Knowledge of Seller, there are no material errors in any published technical documentation, specifications, manuals or user guides provided in the ordinary course of business to customers of the Business. To Seller’s Knowledge, there have been no material defects in design, manufacturing, materials or workmanship, including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller. There have been no product recalls by Seller with respect to any products manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to the Knowledge of Seller any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not to undertake any recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Law or any Governmental Authority.

Section 4.29        Solvency. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 4.30        Prior Names and Addresses. Except as set forth on Schedule 4.30 of the Disclosure Schedules, Seller has used no Business name and has had no Business address other than its current name and the Business address set forth herein.

Section 4.31        Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 4.31 of the Disclosure Schedules, since March 31, 2016, there have been no agreements or arrangements between or among Seller and HGI or any of their Affiliates or any of their respective directors, officers or employees under which Seller (a) leases any real property (either to or from such Person), (b) licenses technology (either to or from such Person), (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (d) purchases products or services from such Person, (c) pays, or receives commissions, rebates or other payments or (f) provides or receives any other material benefit. To the Knowledge of Seller and HGI or any of their Affiliates or any of their respective directors, officers or employees or any spouse or relative of any of such Persons has been a director or officer of, or has had any direct or indirect interest in, any Person with which Seller has had a Business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business or in connection with the Purchased Assets.

Section 4.32        Indebtedness Owed to Affiliates; Payments to Affiliates. Schedule 4.32 of the Disclosure Schedules sets forth all (a) Indebtedness or Liability of any nature of Seller that is owed to the HGI or any of its Affiliates or any of their respective directors, officers or employees or to any stockholder, partner or member of any of the foregoing (or any spouse or relative of any such Person) and (b) payments of any nature made by Seller to any of the foregoing Persons (excluding payments made in the ordinary course of Business to any employee or officer of Seller who is not related to HGI) since March 31, 2016.

Section 4.33        Interest in Assets. No Person other than Seller owns any real or personal property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

Section 4.34        Rebates or Reimbursements. Except as set forth on Schedule 4.34 of the Disclosure Schedules Seller is not, has never been, is not required, and has never been required to provide or receive any rebate or other reimbursement to any customer, supplier or any Person with whom Seller has or has had a Business relationship.

Section 4.35        Anticorruption; Antiboycott Laws.

(a)          Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

(b)          Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of Law applicable to then-current export control or trade embargoes.

(c)          Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. 4607 and 15 C.F.R. 760 or taken any action that can be penalized under Section 999 of the Code.

Section 4.36        Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.37        Investment Representations.

(a)          The Shares to be issued by Buyer to Seller hereunder will be acquired for investment for Seller’s own account, not as nominee or agent, and not with a view to or for sale or resale in connection with any distribution of any part thereof, and Seller has no present intention of selling or granting any participation in, or otherwise distributing the same. Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person, with respect to any of the Shares.

(b)          Seller acknowledges that it has, by reason of its business or financial experience, the capacity to protect its own interests in connection with the transaction and that it is able to bear the economic risk of its investment in the Share.

(c)          Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares. Seller represents that Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. Seller has had a full opportunity to inspect the books and records of Buyer and to make any and all inquiries of Buyer’s officers and directors regarding Buyer and its business, as Seller has deemed appropriate.

(d)          Seller will not sell or otherwise transfer the Shares without registration under the Act or an exemption therefrom and fully understands and agrees that Seller must bear the economic risk of Seller’s purchase for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

ARTICLE V

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01        Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

Section 5.02        Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 5.03 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to obtain would not, in the aggregate, have a Material Adverse Effect.

Section 5.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05        Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.01        Conduct of Business Prior to the Closing. From the date hereof until the Closing, Seller shall (x) conduct the Business in the ordinary course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)          pay the debts, Taxes and other obligations of the Business as and when due;

(c)          continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)          maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)           defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)          perform all of its obligations under all Assigned Contracts;

(h)          maintain the Books and Records in accordance with past practice;

(i)           comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j)           retain the services of Seller’s key employees; and

(k)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.09 to occur.

Section 6.02        Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access, during normal business hours, to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by or on behalf of Buyer or other information received by or on behalf of Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03        No Solicitation of Other Bids.

(a)          Seller shall not, and shall not cause, authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of Seller, the Business or the Purchased Assets.

(b)          In addition to the other obligations under this Section 6.03, Seller shall immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04        Notice of Certain Events.

(a)          From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b)          Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05        Employees and Employee Benefits.

(a)          Commencing on the Closing Date, Seller shall terminate all employees of the Business as of the Closing Date. It has been the expressed intent of Buyer to offer at-will employment to some of the active employees of Seller, with such employment to commence the day following the Closing Date. Seller acknowledges that Buyer’s offering to hire Seller’s employees pursuant to this Section 6.05(a) forms a basis of the bargain hereunder. Notwithstanding the foregoing, Buyer shall not be required to offer employment to Seller’s pre-Closing employees (i) if such pre-Closing employee fails to satisfy the conditions of any offer of employment by Buyer, or (ii) should Buyer determine, in its sole discretion, that there is a reasonable business concern and/or character concern to support declining to extend an offer of employment to such pre-Closing employee. Seller acknowledges that any pre-Closing employees of Seller will be hired by Buyer on an “at will” basis. Seller shall bear any and all obligations and Liability under the WARN Act (“WARN Act Liability”) resulting from employment losses of pre-Closing Seller employees pursuant to this Section 6.05 or otherwise, whether prior to, on or after the Closing Date; provided that Seller shall not be responsible for WARN Act Liability resulting from any employment losses of individuals actually employed and terminated by Buyer post-Closing.

(b)          Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, paid sick leave, accrued vacation or other paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the Closing Date.

(c)          Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date, including any claim for exacerbation of injuries that accrued prior to the Closing due to conduct or events occurring post-Closing. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)          Seller has no employee benefit plans and therefore no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including benefit plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts became payable, without regard to conditions subsequent, and Buyer shall not be liable for any Action for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

(e)          Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer. Following the Closing, Seller shall not enforce against any employee so hired by Buyer any confidentiality obligation or any customer or client non-solicitation or non-compete obligation with respect to such employee’s employment with Buyer, and Seller will undertake any steps necessary to assign such obligations to Buyer.

(f)           If requested by Buyer, Seller shall notify the South Carolina Department of Employment Training and Rehabilitation or such other employment agency to which Seller reports of the transactions contemplated by this Agreement in the form and manner required by such authorities, if the failure to make such notifications or receive any available clearance certificate (an “Employment Clearance Certificate”) could subject Buyer to any Liability of Seller. If any such authority asserts that Seller is liable for any payments thereto, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full.

Section 6.06        Confidentiality. The Non-Disclosure Agreement is incorporated herein by reference and shall remain in full force and effect after the Closing.

Section 6.07        Governmental Approvals and Consents.

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are set forth on Schedule 4.05 and Schedule 5.03 of the Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted as soon as practicable.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)          Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08        Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books or Records (in the case of Buyer) or books or records (in the case of Seller) (in each case including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

(d)          Seller shall not destroy any Books and Records without giving Buyer thirty (30) days’ prior written notice of such destruction. Following receipt of such notice, if Buyer advises Seller in writing within such thirty (30) day period that it requests such Books and Records, Seller shall promptly deliver such Books and Records to Buyer at Buyer’s expense. If Buyer does not receive such notice, Seller shall be free to destroy such Books and Records.

Section 6.09        Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10        Public Announcements. Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.11        Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12        Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within two (2) Business Days after its receipt thereof. Seller and its Affiliates shall maintain any bank accounts to which customers remit payments for a period of no less than six (6) months after the Closing Date.

Section 6.13        OMITTED.

Section 6.14        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller and Buyer when due. Buyer and Seller shall at their own respective expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Seller shall cooperate with respect thereto as necessary), and the expenses that shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

Section 6.15        Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied.

Section 6.16        Warranty Obligations.

(a)          Effective upon the consummation of the Closing, Buyer shall assume and agree to pay, perform and/or discharge as and when due any and all Liabilities of Seller under the Warranty Policies with respect to warranty Claims arising out of any and all products of the Business manufactured, sold and/or shipped by Seller on or prior to the Closing Date (“Warranty Claims”), but only to the extent that aggregate Warranty Costs, as hereinafter defined, are less than the Claim Threshold, as hereinafter defined. Seller shall reimburse Buyer for all of its costs and expenses in connection with each such Warranty Claim (“Warranty Costs”), including the cost of repair or replacement with respect thereto, the cost of materials and labor employed in connection therewith, and allocations of overhead as determined by Buyer in its sole and absolute discretion which shall be final, conclusive and binding, but only to the extent that the aggregate of such Warranty Costs exceeds the Claim Threshold.

(b)          Subsequent to the date upon which aggregate Warranty Costs exceed the Claim Threshold, as determined by Buyer (the “Claim Threshold Date”), Buyer shall deliver to Seller an itemized written statement (the “Initial Warranty Costs Statement”) setting forth (i) all Warranty Claims received up to the date of such Initial Warranty Costs Statement (including Warranty Claims through the Claim Threshold Date); (ii) the remedial action taken with respect to each such Warranty Claim; (iii) the Warranty Costs to date with respect to each such Warranty Claim, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Initial Warranty Costs Statement; and (iv) the extent to which the aggregate Warranty Costs have exceeded the Claim Threshold (any such excess, the “Initial Reimbursement Amount”). Seller shall pay to Buyer the Initial Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of the Initial Warranty Costs Statement.

(c)          From time to time subsequent to Buyer’s delivery of the Initial Warranty Costs Statement to Seller, but in no event more frequently than monthly, Buyer shall deliver an itemized written statement to Seller (the “Subsequent Warranty Costs Statement”) setting forth, with respect to all Warranty Claims received and/or processed and/or with respect to which services were performed during the period of time since the date of the Previous Statement, as hereinafter defined, (i) the remedial action taken with respect to each such Warranty Claim since the date of the Previous Statement; and (ii) the Warranty Costs with respect to each such Warranty Claim since the date of the Previous Statement, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Subsequent Costs Statement (such Warranty Costs, in the aggregate, the “Subsequent Reimbursement Amount”). Seller shall pay to Buyer the Subsequent Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of each Subsequent Warranty Costs Statement. For purposes of this Agreement, “Claim Threshold” shall mean Fifty Thousand Dollars ($50,000.00) based upon Seller’s aggregate revenue for the most recent six (6) month period (multiplied by 0.5%); “Previous Statement” shall mean the Initial Warranty Costs Statement or the immediately preceding Subsequent Warranty Costs Statement delivered by Buyer, as the case may be; and “Warranty Policies” shall mean the warranty policies of Seller in effect with respect to the relevant product as of the date hereof.

(d)          The provisions of this Section 6.16 shall not relieve Seller of its obligation of indemnity relating to or arising out of product liability claims with respect to products manufactured and sold by Seller on or prior to the date hereof pursuant to and in accordance with the provisions of Article VIII hereof.

Section 6.17        Rebates. In the event that any customer of Seller is entitled to a rebate based upon sales volume or otherwise for the calendar year during which the sale of the Purchased Assets occurs (the “Closing Year”), Seller shall reimburse Buyer for a proportionate amount of the Rebate for each customer based upon the ratio of gross sales by Seller to such customer from April 1 of the Closing Year to the date hereof to aggregate gross sales by Seller and Buyer to such customer for the Closing Year. Seller hereby represents and warrants to Buyer that no Rebates are due to any customer for any period prior to the date hereof.

Section 6.18        Accounts Payable. Seller agrees that any and all accounts payable as of the date hereof that are not Assumed Liabilities shall be satisfied by Seller following the consummation of the transactions contemplated by this Agreement in a timely manner, and in any event, as and when due.

Section 6.19        Phone and Fax Numbers, URLS. Seller shall use reasonable best efforts to transfer to Buyer the phone and fax numbers and URLs set forth on Schedule 6.19 of the Disclosure Schedules.

Section 6.20        Customer and other Business Relationships. Seller shall satisfy the Excluded Liabilities in a manner that is not detrimental to any of Buyer’s business relationships. Seller shall refer to Buyer all inquiries relating to the Business. Neither Seller, nor any of its officers, employees, agents, or Representatives shall take any action that would tend to diminish the value of the Purchase Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 6.21        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.22        Power of Attorney. Without limitation of any provision of this Agreement, effective upon the date hereof, Seller constitutes and appoints Buyer and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets transferred or intended to be transferred to Buyer hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable; and (ii) to take all Actions which they may deem proper in order to provide for them the benefits under any Claims, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Buyer hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and are not revocable in any manner or for any reason.

ARTICLE VII

Conditions to closing

Section 7.01        Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it and/or any of them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects and all transactions contemplated by the Real Estate Purchase Agreement shall have been consummated.

(c)          No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are set forth on Schedule 4.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)           Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)          Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h)          All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i)           Buyer shall have received a Certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j)           Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)          Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l)           Buyer shall have received a Certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(m)         Seller shall have changed its corporate name so that it no longer contains the name SCIO Diamond or any derivative thereof.

(n)          Seller shall have received consent from its Stockholders, as required by Nevada law and SEC rules and regulations, approving this Agreement and the transactions contemplated thereby.

(o)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03        Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Schedule 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)          Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(f)           Seller shall have received a Certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)          Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)          Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)           Seller shall have received consent from its Stockholders, as required by Nevada law and SEC rules and regulations, approving this Agreement and the transactions contemplated thereby.

(j)           Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

Indemnification

Section 8.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until April 30, 2019; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.11, Section 4.12, Section 4.13 Section 4.23, Section 4.27, Section 4.28, Section 4.29, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely; and (ii) Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.31, Section 4.32, Section 4.33, Section 4.34 and Section 4.35 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02        Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability (including any Liability under the WARN Act resulting from employment Losses pursuant to Section 6.05 or otherwise whether prior to, on or after the Closing Date); or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03        Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and its respective Affiliates and its respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 8.04        Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 0.5% of the Purchase Price (including amounts allocated to or payable under the Real Property Purchase Agreement for the Owned Real Property) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.11, Section 4.12, Section 4.13, Section 4.23, Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.30, Section 4.31, Section 4.32, Section 4.33, Section 4.34, Section 4.35, Section 5.01, Section 5.02 and Section 5.04.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty and shall be disregarded in determining the amount of Losses of which a Person is entitled to indemnification under this Article VIII.

(e)          For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 8.04, any Loss relating to any of the following shall be paid by the Seller, and shall not be subject to the Basket:

(i) Any amounts owed, or which become due and owing, with respect to claims made by the State of South Carolina or any of its taxing authorities (including interest, penalties, and expenses with respect thereto) for sales/use tax returns to be filed by the Seller relating to the last six (6) calendar years and the stub period prior to the Closing (each a “South Carolina Tax Claim”).

(ii) Any amounts owed, or which become due and owing, with respect to claims made by the State of Nevada or any of its taxing authorities (including interest, penalties, and expenses with respect thereto) for sales/use tax returns to be amended and filed by the Seller relating to the last three (3) calendar years and the stub period prior to the Closing (each a “Nevada Tax Claim”).

(iii) Any amounts owed, or which become due and owing, with respect to sales tax arising out of or relating to the consummation of this Agreement, including without limitation, any tax claims arising under Nevada Revised Statutes §360.525 (each a “Nevada Sales Tax Claim”).

(iv) Any amounts owed, or which become due and owing, to the South Carolina Department of Employment Training and Rehabilitation or such other employment agency, including without limitation, any claims arising under Nevada Revised Statutes §612.695 (each a “South Carolina Employer Contribution Claim”).

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom a claim is asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06        Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded monthly.

Section 8.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09         Payment; Right of Setoff. Pending final determination of any Action in accordance with the provisions of this Article VIII, Buyer shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such Action.

Section 8.10         Other Matters Related to Indemnity. An Indemnified Party shall use reasonable best efforts to file an insurance Action in respect of any matter subject to indemnification hereunder if such Indemnified Party has a reasonable likelihood of recovering insurance proceeds in respect of such matter.

Section 8.11         Other Rights and Remedies. The indemnification rights of the parties under this Article VIII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE IX

Termination

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer

(b)          by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and/or any Transaction Document and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and/or any Transaction Document that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Seller in the event that (i) there shall be enacted any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)          as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b)          that nothing herein shall relieve any party hereto from Liability for any willful breach of any provision hereof.

ARTICLE X

Miscellaneous

Section 10.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	SCIO Diamond Technology Corporation 411 University Ridge, Suite D Greenville, SC 29601 Facsimile: Telephone: (864) 751-4880 E-mail:

with a copy to:	Best & Flanagan LLP 60 South Sixth Street, Suite 2700 Minneapolis, MN 55402 Attention: David Young Telephone: (612) 339-7121 Email: dyoung@bestlaw.com

If to Buyer:	Adamas One Corp. 10645 N. Tatum Road Phoenix, AZ 85028 Attn: John G. Grdina Facsimile: Telephone: (864) 751-4880 E-mail:

with a copy to:	DeMint Law, PLLC 3753 Howard Hughes Pkwy Second Floor Suite 314 Las Vegas, Nevada 89169 Facsimile: (702) 442-7995 E-mail: anthony@demintlaw.com Attention: Anthony N. DeMint, Esq.

Section 10.03      Interpretation; Representation by Counsel. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

Section 10.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06      Entire Agreement. This Agreement, the other Transaction Documents and the Non-Disclosure Agreement and the exhibits and schedules to this Agreement and/or the Transaction Documents and/or Non-Disclosure Agreement, as applicable schedules and constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including specifically, the Asset Purchase Agreement between the parties dated as of November 30, 2018. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the exhibits and schedules to this Agreement and/or the Transaction Documents and/or Non-Disclosure Agreement, as applicable schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08      No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement, expressed or implied, shall give any employee or Seller (or their spouses, dependents or beneficiaries) or any other Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, and no provision of this Agreement shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of Seller to enforce the provisions of this Agreement or any other matter related thereto or be construed as an amendment of any employee benefit plan, program, policy or arrangement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA OR THE COURTS OF THE STATE OF NEVADA LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13     Facsimile, Electronic and .pdf Signatures. Signatures hereon which are transmitted via facsimile, electronically and/or by .pdf shall be deemed original signatures.

Section 10.14.    Liquidation.  Notwithstanding anything in this Agreement to the contrary, all of the Sellers obligations under this Agreement shall terminate upon its complete liquidation after the Closing, if any.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their respective officers thereunto duly authorized.

Seller:
SCIO Diamond Technology Corporation
a Nevada corporation

By:	/s/ Gerald McGuire
Gerald McGuire, President

Date:	1/31/19

Buyer:
Adamas One Corp.
a Nevada corporation

By:	/s/ John Grdina
John Grdina, CEO/President

Date:	2/1/19

A-1

Schedule	Description
2.02(d)	Assigned Contracts
2.02(f)	Tangible Personal Property
2.03(d)	Excluded Assets
4.01	Jurisdictions of Seller
4.03	Capitalization of Seller
4.04	Seller Subsidiaries
4.05	Conflicts/Required Consents of Seller
4.06	Seller Financial Statements
4.07	Liabilities of Seller
4.08	Material Changes in Seller
4.10	Material Contracts of Seller
4.11	Permitted Encumbrances
4.12	Seller’s Machinery Condition of Assets
4.14(a)	Owned Real Property
4.14(b)	Leased Real Property
4.15 (a) and (b)	Intellectual Property of Seller
4.18	Backlog of Seller
4.19(a) and (b)	Material Customers and Suppliers
4.20	Insurance
4.21	Legal Proceedings
4.22	Permits and Certifications of Seller; SEC Reports
4.23	Environmental Matters
4.25	Employee Information Relating to Seller

A-1

4.30	Business Names Used by Seller

4.31	Related Party Transactions of Seller
4.32	Affiliate Indebtedness of Seller
4.34	Rebates
5.03	Conflicts/Required Consents of Buyer
6.19	Phone, Fax and URLs

Exhibit	Description
A	HGI Debt Purchase and Assumption Agreement
B	Other Holders Debt Purchase and Assumption Agreement
C	Registration Rights Agreement

A-2

Appendix B

AMENDED REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 31, 2019, by and between by and between Adamas One Corp., a Nevada corporation, with headquarters located at 10645 N. Tatum Road, Phoenix, Arizona 85028 (“Adamas”), and SCIO Diamond Technology Corporation, a Nevada corporation (“SCIO”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Amended Asset Purchase Agreement by and between the parties hereto, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). This Amended Agreement amends, supersedes and replaces the Registration Rights Agreement entered into between the parties dated as of November 30, 2018 in its entirety.

WHEREAS:

A.           In connection with the Asset Purchase Agreement, (i) Adamas has agreed, upon the terms and subject to the conditions set forth in the Purchase Agreement, to issue SCIO One Million Two Hundred Fifty Thousand (1,250,000) shares of Adamas’ common stock (the “Common Stock”), par value $0.001 per share.

B.           To induce SCIO to execute and deliver the Purchase Agreement, Adamas has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adamas and SCIO hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a.           “Person” means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

b.           “Register”, “registered”, and “registration” refer to a registration effected by preparing and filing one or more registration statements of Adamas in compliance with the Securities Act and/or pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “SEC”).

c.           “Registrable Securities” means 900,000 shares of Common stock and any shares of common stock issued to SCIO as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise with respect thereto.

d.           “Registration Statement” means one or more registration statements of Adamas covering only the sale of the Registrable Securities.

2.	REGISTRATION.

a.           Mandatory Registration. Adamas shall, upon SCIO’s written request at any time after the date of the Closing under the Purchase Agreement, file, within ninety (90) calendar days, with the SEC an initial Registration Statement covering the Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale or other distribution of such Registrable Securities by SCIO, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both Adamas and SCIO in consultation with their respective legal counsel, subject to the aggregate number of authorized shares of Adamas’ Common Stock then available for issuance in its Articles of Incorporation. The initial Registration Statement shall register only Three Hundred Thousand (300,000) of the Registrable Securities for resale and distribution; the remaining Six Hundred Thousand (600,000) shares shall be subject to Section 2.c. below and the Lock-Up/Leak Out provisions set forth on Addendum A attached hereto. SCIO and its counsel shall have a reasonable opportunity to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the SEC, and Adamas shall give due consideration to all reasonable comments. SCIO shall furnish all information reasonably requested by Adamas for inclusion therein. Adamas shall use its reasonable best efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest possible date. Adamas shall use reasonable best efforts to keep the Registration Statement effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for the resale by anyone acquiring from SCIO all of the Registrable Securities covered thereby at all times until the earlier of (i) the date as of which such acquiror may sell all of the Registrable Securities without restriction pursuant to Rule 144 promulgated under the Securities and (ii) the date on which such acquirer shall have sold all the Registrable Securities covered thereby and no Available Amount remains under the Purchase Agreement (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

b.           Rule 424 Prospectus. Adamas shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. SCIO and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and Adamas shall give due consideration to all such comments. SCIO shall use its reasonable best efforts to comment upon such prospectus within one (1) Business Day from the date SCIO receives the pre-filing version of such prospectus.

c.           Additional Registration Statements. At SCIO’s request, Adamas shall file new Registration Statements (“New Registration Statements”), so as to cover any such remaining Registrable Securities (up to 900,000 shares of Common Stock in the aggregate), (subject to the limitations set forth in Section 2(a)) in accordance with the following: (i) no earlier than the nine month anniversary of the filing of the initial Registration Statement, file a New Registration Statement covering an additional Three Hundred Thousand (300,000) shares of common stock, and (ii) no earlier than the fifteen month anniversary of the filing of the initial Registration Statement, file a New Registration Statement covering the remaining Three Hundred Thousand (300,000) shares of common stock. Subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act, Adamas shall use its reasonable best efforts to cause New Registration Statement(s) to become effective as soon as practicable following the filing thereof. Unless the Registration Period has ended, in the event that any of the shares of Common Stock are not included in the Registration Statements, or have not been included in any New Registration Statement and Adamas files any other registration statement under the Securities Act (other than on Form S-4, Form S-8, or with respect to other employee related plans or rights offerings) (“Other Registration Statement ”) then Adamas shall include in such Other Registration Statement first all of such shares of Common stock that have not been previously registered, and second any other securities Adamas wishes to include in such Other Registration Statement.

d.           Offering. If the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by SCIO, or its distributees, under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), Adamas is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then Adamas shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent, which shall not be unreasonably withheld, of SCIO and its legal counsel as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. Unless the Registration Period has ended, in the event of any reduction in Registrable Securities pursuant to this paragraph, Adamas shall file one or more New Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by SCIO or its distributees. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, Adamas’s obligations to register Registrable Securities (and any related conditions to SCIO’s obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(d).

3.	RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, Adamas shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Adamas shall have the following obligations:

a.           Adamas shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Adamas covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

b.           Adamas shall permit SCIO to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which SCIO reasonably objects. SCIO shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within two (2) Business Days from the date SCIO receives the final version thereof. Adamas shall furnish to SCIO, without charge any correspondence from the SEC or the staff of the SEC to Adamas or its representatives relating to the Registration Statement or any New Registration Statement.

c.           Upon request of SCIO, Adamas shall furnish to SCIO (in digital format if possible), (i) promptly after the same is prepared and filed with the SEC, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any registration statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as SCIO may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as SCIO may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by SCIO. For the avoidance of doubt, any filing available to SCIO via the SEC’s live EDGAR system shall be deemed “furnished to SCIO” hereunder.

d.           As promptly as practicable after becoming aware of such event or facts, Adamas shall notify SCIO in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to SCIO (or such other number of copies as SCIO may reasonably request). Adamas shall also promptly notify SCIO in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to SCIO by email or facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to any registration statement or related prospectus or related information, and (iii) of Adamas’ reasonable determination that a post-effective amendment to a registration statement would be appropriate.

e.           Adamas shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify SCIO of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

f.            Adamas shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by Adamas are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on the OTC market. Adamas shall pay all fees and expenses in connection with satisfying its obligation under this Section.

g.           Adamas shall cooperate with SCIO to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as SCIO may reasonably request and registered in such names as SCIO may request.

h.           Adamas shall at all times provide a transfer agent and registrar with respect to its Common Stock.

i.            If reasonably requested by SCIO, Adamas shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as SCIO believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.

j.            Adamas shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

k.           Within three (3) Business Days after any registration statement which includes the Registrable Securities is ordered effective by the SEC, Adamas shall deliver, and shall cause legal counsel for Adamas to deliver, to the transfer agent for such Registrable Securities (with copies to SCIO) confirmation that such registration statement has been declared effective by the SEC. Thereafter, if requested by SCIO at any time, Adamas shall require its counsel to deliver to SCIO a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to SCIO for sale of all of the Registrable Securities.

l.             Adamas shall take all other reasonable actions necessary to expedite and facilitate disposition by SCIO of Registrable Securities pursuant to any registration statement.

4.	OBLIGATIONS OF SCIO.

a.           Adamas shall notify SCIO in writing of the information Adamas reasonably requires from SCIO in connection with any registration statement hereunder. SCIO shall furnish to Adamas such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as Adamas may reasonably request.

b.           SCIO agrees to cooperate with Adamas as reasonably requested by Adamas in connection with the preparation and filing of any registration statement hereunder.

c.           SCIO agrees that, upon receipt of any notice from Adamas of the happening of any event or existence of facts of the kind described in Section 3(e) or the first sentence of 3(d), SCIO will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until SCIO’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) or the first sentence of 3(d). Notwithstanding anything to the contrary, Adamas shall cause its transfer agent to promptly deliver shares of Common Stock without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which SCIO has entered into a contract for sale prior to SCIO’s receipt of a notice from Adamas of the happening of any event of the kind described in Section 3(e) or the first sentence of Section 3(d) and for which SCIO has not yet settled.

5.	EXPENSES OF REGISTRATION.

All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for Adamas, shall be paid by Adamas.

6.	INDEMNIFICATION.

a.           To the fullest extent permitted by law, Adamas will, and hereby does, indemnify, hold harmless and defend SCIO, each Person, if any, who controls SCIO, the members, the directors, officers, partners, employees, agents, representatives of SCIO and each Person, if any, who controls SCIO within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Adamas files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by Adamas of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by Adamas of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Adamas shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about SCIO furnished in writing to Adamas by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by Adamas pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by Adamas pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of SCIO to deliver or to cause to be delivered the prospectus made available by Adamas, if such prospectus was timely made available by Adamas pursuant to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Adamas, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by SCIO pursuant to Section 9.

b.           Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effectuated without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

c.           The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

d.           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.	CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.	REPORTS AND DISCLOSURE UNDER THE SECURITIES ACTS.

With a view to making available to SCIO the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit SCIO to sell securities of Adamas to the public without registration (“Rule 144”), Adamas agrees, at Adamas’s sole expense, to:

a.           make and keep public information available, as those terms are understood and defined in Rule 144;

b.           use reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Adamas under the Securities Act and the Exchange Act so long as Adamas becomes subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

c.           furnish to SCIO so long as SCIO owns Registrable Securities, promptly upon request, (i) a written statement by Adamas that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Adamas and such other reports and documents so filed by Adamas, and (iii) such other information as may be reasonably requested to permit SCIO to sell such securities pursuant to Rule 144 without registration; and

d.           take such additional action as is requested by SCIO to enable SCIO to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to Adamas’ Transfer Agent as may be requested from time to time by SCIO and otherwise fully cooperate with SCIO and SCIO’s broker to effect such sale of securities pursuant to Rule 144.

9.	ASSIGNMENT OF REGISTRATION RIGHTS.

Adamas shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of SCIO. SCIO may not assign, other than to its distributees, its rights under this Agreement without the written consent of Adamas.

10.	AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11.	MISCELLANEOUS.

a.           A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If Adamas receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, Adamas shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b.           Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to Adamas:	Adamas One Corp.
10645 N. Tatum Road
Phoenix, AZ 85028
Attn: John G. Grdina
Facsimile:
Telephone: (864) 751-4880
E-mail: Jay@adamasone.com

If to SCIO:	SCIO Diamond Technology Corporation
411 University Ridge, Suite D
Greenville, SC 29601
Facsimile:
Telephone: (864) 751-4880
E-mail: gmcguire@sciodiamond.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email account containing the time, date, recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c.           The corporate laws of the State of Nevada shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the State of Arizona, County of Maricopa, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

d.           This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

e.           Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

f.            The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g.           This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by email in a “.pdf” format data file of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h.           Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i.            The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

j.            This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of day and year first above written.

Adamas:
Adamas One Corp.
a Nevada corporation

By:	/s/ John Grdina
John Grdina, CEO/President

SCIO:
SCIO Diamond Technology Corporation
a Nevada corporation

By:	/s/ Gerald McGuire
Gerald McGuire, President

ADDENDUM A

LOCK-UP/LEAK-OUT PROVISIONS

The following provisions shall apply to the Six Hundred Thousand (600,000) shares of Common Stock (the “Shares”) not included in the initial registration statement pursuant to the terms of the Registration Rights Agreement, of which this Addendum is a part:

1.     Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Registration Rights Agreement, dated as of the date hereof.

(a)          “Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with a specified Person and shall also include (i) any Person who is an officer or director of such specified Person or any subsidiary or beneficial owner of at least five percent (5%) of the then outstanding capital stock of such specified Person and Family Members of any such Person, or (ii) any Person of which such specified Person or an Affiliate of the specified Person shall, directly or indirectly, either beneficially own at least ten percent (10%) of such Person’s outstanding capital stock.

(b)          “Disposition” or “Dispose” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation or other disposition, whether voluntary or involuntary.

(c)          “Family Members” means, as applied to any individual, such individual’s spouse, children (including stepchildren or adopted children), grandchildren or parents thereof, and any trust or other estate planning vehicle created for the primary benefit of the Holder or any one or more of the persons described above

(d)          “Holder” means SCIO or any stockholder of SCIO who receives a distribution of Shares.

(e)          “Permitted Transferee” means (i) in the case of the Holders who are entities, to Affiliates of such Holders, or (ii) in the case of the Holders who are individuals, to Family Members of such Holders.

(f)           “Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

(g)          “Shares” means the Six Hundred Thousand (600,000) shares of Adamas Common Stock not included in the initial registration statement subject to the terms of the Registration Rights Agreement.

2.     Lock-Up.

(a)          No Holder may Dispose of all or any of the Shares other than in accordance with the following clauses (and then only in accordance with applicable securities laws) and subject to Sections 2(b) below:

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(i)          From the nine-month anniversary to the day before the eighteenth-month anniversary of the filing of the initial registration statement, each Holder may Dispose of up to 20% in aggregate of its Shares.

(ii)         From the eighteenth-month anniversary to the day before the second anniversary of the filing of the initial registration statement, each Holder may Dispose of up to 50% in aggregate of its Shares less any such Shares Disposed of pursuant to clause (i) above.

(iii)         From and after the second anniversary of the filing of the initial registration statement, each Holder may Dispose of any and all Shares.

(b)          Notwithstanding Section 2(a), any Holder may, from time to time, transfer all or any of its Shares:

(i)          to Adamas or any Person designated by Adamas upon its repurchase of any Shares pursuant to the terms of any plan approved by the Adamas board of directors.

(ii)         to a Permitted Transferee; provided that in each case the transferor Holder shall have first delivered to Adamas the written agreement of the transferee to become a party to this Addendum and the Transaction Documents to the same extent as if such transferee were the Holder;

(iii)        in connection with or at any time after an Acquisition Transaction; where an “Acquisition Transaction” means (A) any Person or Group (as such term is defined in Section 13(d) of the Exchange Act) commencing a tender or exchange offer seeking to acquire control of Adamas, but then only a transfer to such Person or Group pursuant to such offer, (B) any Person or Group acquiring securities of Adamas representing at least 50% of the voting power of all of the outstanding securities of Adamas (a “Change of Control”), or (C) any transaction as to which Adamas has entered into a definitive agreement or publicly announced its support of which, if effected, would constitute a Change of Control, but then only a transfer pursuant to such transaction; or

(iv)        with the prior written consent of Adamas.

3.     Void Dispositions. Any Disposition of Shares made in contravention of any of the provisions of this Addendum shall not be recognized by Adamas and shall be void and of no effect.

4.     Share Certificates. If and whenever a Holder holds a share certificate for Shares on which a legend appears referencing the restrictions set forth in this Addendum and some or all of which Shares the Holder is then entitled to sell pursuant to Section 2(a) or Section 2(b)(ii), then Adamas’ transfer agent shall deliver to such Holder, at the sole expense of the Holder, (i) a replacement share certificate without such legend for such shares within ten (10) Business Days of such Holder’s request therefor and delivery to Adamas’ transfer agent of the share certificate with the legend (the “original certificate”) and (ii) a replacement share certificate with such legend for any additional shares evidenced by the original certificate which remain subject to the restrictions set forth in this Addendum.

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5.     Transfer of Rights. This Addendum, and the rights and obligations of each Holder hereunder, may be assigned by such Holder to any person or entity that acquires all or any portion of the Shares owned by such Holder pursuant to the terms of this Addendum or the Registration Rights Agreement. Any transferee to whom rights under this Addendum are transferred will as a condition of such transfer, deliver to Adamas a written agreement to become a party to this Addendum to the same extent as if such transferee were such Holder.

+ + + + +

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